**FMR LLC**
**Mail: 82 Devonshire Street, V6D, Boston, MA 02109-3614**
**Office: 245 Summer Street, V6D, Boston, MA 02110**

January 27, 2009

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

Re: Fidelity Investments Mutual Funds Rule 17g Compliance Filing
Fidelity Bond Coverage Period: August 1, 2008 – June 30, 2009

To Whom It May Concern,

We submit the following excess bond policies on behalf of Fidelity Investments Mutual Funds:

AIG Excess Liability Insurance International Ltd Policy No: 0996666 Equity and 0996665 Fixed Income
Participation: $5.5M part of $50M x $100M

Catlin Specialty Insurance Co. Policy No: XSP-92187-0808 Equity and XSP-92190-0808 Fixed Income
Participation: $5M part of $50M x $100M

HCC Global Financial Products Policy No: 24-MG-08-A9260 Equity and 24-MG-08-A9262 Fixed Income
Participation: $7.5M part of $50M x $100M

London/ACE, Pembroke, Antares Policy No:FD0806457 Equity and FDO0806459 Fixed Income
Participation: $12M part of $50M x $100M

National Casualty Co. Policy No: XMO 0800023 Equity and XMO 0800021 Fixed Income
Participation: $10M part of $50M x $100M

Twin City Fire Insurance Co. Policy No: FI 0252161 Equity and FI 0252157 Fixed Income
Participation: $10M part of $50M x $100M

The lead bond insurance policy, statement confirming payment of premiums, resolution of a majority of independent trustees approving coverage, joint insured bond statement and the Fidelity Bond Insurance Recovery Agreement have been submitted previously and are incorporated by reference to Accession Number is 0000880195-08-000274.

Ann Barry
Director
FMR LLC
Enc.

Fidelity INVESTMENTS

AIG CAT EXCESS LIABILITY™
29 RICHMOND ROAD
PEMBROKE HM08, BERMUDA
WWW.AIGCATEXCESS.COM

# AIG EXCESS LIABILITY INSURANCE INTERNATIONAL LIMITED

AIG

# PREMIER EXCESS℠

# EXCESS FINANCIAL LINES INSURANCE POLICY

**NOTICE:** THIS POLICY DOES NOT PROVIDE ANY DUTY TO DEFEND. THE COVERAGE UNDER THIS POLICY IS GENERALLY LIMITED TO CLAIMS MADE AND REPORTED DURING THE POLICY PERIOD WITH DEFENSE EXPENSES INCLUDED IN THE LIMITS OF LIABILITY. THE LIMITS OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS SHALL BE REDUCED BY EXPENSES INCURRED FOR COVERED LEGAL DEFENSE.

**NOTICE:** THIS POLICY SHALL FOLLOW ALL THE TERMS AND CONDITIONS OF THE FOLLOWED POLICY EXCEPT AS HEREIN STATED. TERMS DEFINED IN THE FOLLOWED POLICY ARE USED HEREIN WITH THE MEANING ASSIGNED TO THEM IN THE FOLLOWED POLICY UNLESS OTHERWISE INDICATED.

## DECLARATIONS

**POLICY NO.: 0996666**

ITEM 1: NAMED INSURED: Fidelity Equity and High Income Funds

ADDRESS: 82 Devonshire Street, Mail Zone V6D
Boston, MA 02109
USA

ITEM 2: POLICY PERIOD: From: August 1, 2008 To: July 1, 2009
(12:01 a.m. Standard Time at the address stated in Item 1)

ITEM 3: LIMIT OF LIABILITY: US$5,500,000 Part of US$50,000,000 in the aggregate (including Defense Costs)

EXCESS OF TOTAL UNDERLYING LIMITS OF: US$100,000,000

ITEM 4: UNDERLYING INSURANCE

Followed (Primary) Policy:
Issued By: American International Specialty Lines Insurance Company
Policy No.: 00-641-20-54
Limit of Liability: $15,000,000
Policy Period: July 1, 2008 to July 1, 2009
(12:01 a.m., Standard Time at the address stated in Item 1)

First Excess:
Issued By: ACE American Insurance Company
Policy No.: DOX G21661612 003
Limit of Liability: $15,000,000
Policy Period: July 1, 2008 to July 1, 2009
(12:01 a.m., Standard Time at the address stated in Item 1)

AIG Cat Excess Liability℠

## DECLARATIONS (cont'd)

POLICY NO.: 0996666

| | |
|---|---|
| **Second Excess:** | |
| Issued By: | Lloyd's of London |
| Policy No : | FD0804541 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | July 1, 2008 to July 1, 2009 (12:01 a m., Standard Time at the address stated in Item 1) |
| **Third Excess:** | |
| Issued By: | Endurance Specialty Insurance Ltd |
| Policy No : | P006738003 |
| Limit of Liability: | $15,000,000 |
| Policy Period: | July 1, 2008 to July 1, 2009 (12:01 a m , Standard Time at the address stated in Item 1) |
| **Fourth Excess:** | |
| Issued By: | Federal Insurance Company |
| Policy No : | 8204-7565 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | July 1, 2008 to July 1, 2009 (12:01 a m , Standard Time at the address stated in Item 1) |
| **Fifth Excess:** | |
| Issued By: | St Paul Mercury Insurance Company |
| Policy No : | 490PB1953 |
| Limit of Liability: | $15,000,000 |
| Policy Period: | July 1, 2008 to July 1, 2009 (12:01 a m , Standard Time at the address stated in Item 1) |
| **Sixth Excess:** | |
| Issued By: | Continental Casualty Company |
| Policy No : | 287042201 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | July 1, 2008 to July 1, 2009 (12:01 a m , Standard Time at the address stated in Item 1) |
| **Seventh Excess:** | |
| Issued By: | Axis Insurance Company |
| Policy No : | MNN 727586/01/2008 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | July 1, 2008 to July 1, 2009 (12:01 a m , Standard Time at the address stated in Item 1) |

ITEM 5: PENDING & PRIOR DATE:

ITEM 6: PREMIUM: US$[redacted]

ITEM 7: A DISCOVERY PERIOD PREMIUM: 150 % of premium set forth in item 6 above

B DISCOVERY PERIOD: 12 months

AIG Cat Excess Liability™

## DECLARATIONS (cont'd)

**POLICY NO.: 0996666**

ITEM 8: ADDRESS OF INSURER FOR ALL NOTICES UNDER THIS POLICY:

A. CLAIMS

| | |
|---|---|
| Via e-mail to: | highexcessclaims@aig.com |
| Via Easy-Link Fax: | 866-616-8753 |
| Via mail to: | AIGDC – High Excess Claims Department<br>160 Water Street, 19th Floor<br>New York, NY 10038 |

B. ALL OTHER NOTICES PER SECTION II A 1

AIG Excess Liability Insurance International Limited
American International Building
29 Richmond Road
Pembroke HM08 Bermuda
Attn: Financial Lines Underwriting Department

ITEM 9: ENDORSEMENTS EFFECTIVE AT INCEPTION: Three (3)

| | |
|---|---|
| 624 01 | Coverage Territory Endorsement |
| 612 02 | Quota Share Participation |
| MANU | Tie In of Limits with Blend |

BROKER: Aon (Bermuda) Limited
Cumberland House
1 Victoria Street
Hamilton HM11

The INSURER hereby causes this Policy to be signed on the Declarations page by a duly authorized representative of the Insurer

**Authorized Representative**

**November 20, 2008**
**Date**

AIG Cat Excess Liability

# PREMIER EXCESS℠

## EXCESS FINANCIAL LINES INSURANCE POLICY

In consideration of premium paid and subject to the Declarations and Endorsements made a part hereof and the terms, conditions and limitations set forth herein and therein, AIG EXCESS LIABILITY INSURANCE INTERNATIONAL LIMITED herein, the "Insurer", agrees as follows:

### I. INSURING CLAUSE

The Insurer shall pay the Insured as defined in the Followed Policy (also referred to herein as the "Insured") for Loss by reason of exhaustion by payments of all applicable underlying limits by either the Underlying Insurers as specified in Item 4 of the Declarations or the Insured, subject to:

A the terms and conditions of the Followed Policy as in effect the first day of the Policy Period;

B the Limit of Liability as stated in Item 3 of the Declarations; and

C the terms and conditions of, and the endorsements attached to, this Policy

Notwithstanding the above, this Policy shall not provide coverage broader than that provided by any Underlying Insurance, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to by the Insurer herein or in a written endorsement attached hereto

### II. TERMS AND CONDITIONS

A NOTICE AND LOSS PROVISIONS

1 Any notice required to be given by the terms of the Underlying Insurance shall be given to the Insurer at the address indicated in Item 8 of the Declarations

2 This Policy shall follow the notice of claim provisions of the Followed Policy, except as stated otherwise herein

3 The Insured shall give the Insurer such information, assistance and cooperation as the Insurer may reasonably request and as shall be in the Insured's power and shall do nothing that may prejudice the Insurer's position or potential rights of recovery

4 The Insurer shall maintain full and complete claims control as respects its portion of any claims or losses arising under this Policy The Insurer shall have the right, in its sole discretion, but not the obligation, to effectively associate with the Insured in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer, including but not limited to effectively associating in the negotiation of a settlement. Only those settlements, stipulated judgments and defense costs which have been consented to by the Insurer shall be recoverable as Loss under the terms of this Policy. The Insurer's consent shall not be unreasonably withheld, provided that the Insurer shall be entitled to effectively associate in the defense and the negotiation of any settlement of any claim in order to reach a decision as to reasonableness

B REPRESENTATIONS AND WARRANTY STATEMENTS

The Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty statements, any attachments thereto and any other materials submitted for this Policy and any Underlying Insurance, which shall be deemed attached hereto and made a part hereof

C FOLLOWING FORM

1 This Policy, except as herein stated, is subject to all terms, conditions, agreements and limitations of the Underlying Insurance in all respects as in effect on the date hereof The Insured shall furnish to the Insurer copies of all proposed rewrites or changes by endorsement or otherwise to the Underlying Insurance prior to the effective date of such rewrites or changes The Insured

agrees that should any change to the Underlying Insurance be made by rewrite, endorsement or otherwise, such change shall not be effective as to this Policy without the prior written consent of the Insurer, which consent shall be at the sole discretion of the Insurer and endorsed hereon. It is further agreed, should any change of this Policy be approved, then the premium hereon may be adjusted accordingly.

2 In the event of the depletion of the limits of liability of the Underlying Insurance solely as a result of payment of losses thereunder, by the Underlying Insurers and/or the Insured, this Policy shall, subject to the limit of liability set forth in Item 3 of the Declarations and to the other terms of this Policy, continue to apply for subsequent losses as excess insurance over the amount of insurance remaining under such Underlying Insurance. In the event of the exhaustion of all of the limits of liability of such Underlying Insurance solely as a result of payment of losses thereunder, by the Underlying Insurers and/or the Insured, the remaining limits available under this Policy shall, subject to the Limit of Liability as set forth in Item 3 of the Declarations and to the other terms of this Policy, continue for subsequent losses as primary insurance and any retention specified in the Followed Policy shall be imposed under this Policy

3 The Insurer's obligations under this Policy shall not be increased, expanded or otherwise changed, nor shall the Insurer drop down or make any payment for any reason including, but not limited to, the receivership, insolvency, or inability or refusal to pay of any Underlying Insurer, the cancellation of the Underlying Insurance or the existence of any State Amendatory endorsement or a sub-limit of liability in the Underlying Policy. In the event of the receivership, insolvency, or inability or refusal to pay of any Underlying Insurer, or the cancellation of any Underlying Insurance, the Insured may pay any Losses otherwise payable under the Underlying Insurance and such payments shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Insurance. Payments made by Underlying Insurers under any State Amendatory endorsement or sub-limit of liability shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Insurance but this Policy shall not follow such amendatory endorsement or sub-limit of liability

D CANCELLATION OF UNDERLYING INSURANCE

The Insured shall give notice to the Insurer as soon as practicable of the cancellation of any Underlying Insurance

In the event any Underlying Insurance shall be cancelled by the insurer thereon (other than for non-payment of premiums), this Policy shall continue in full force and effect for the remainder of the Policy Period and the Insurer shall be liable to the same extent that it would have been liable if such Underlying Insurance had remained in effect

E CANCELLATION CLAUSE

This Policy shall follow the cancellation terms of the Followed Policy except that in the event the Insurer cancels this Policy for non-payment of premium, this Policy shall be void as of the inception date of the Policy Period

F ALTERNATIVE DISPUTE RESOLUTION

1 It is agreed that any dispute arising out of or in connection with this policy, including any question regarding its existence, validity or termination, shall be referred to and fully and finally resolved solely by Arbitration or Alternative Dispute Resolution (ADR)

2 This policy shall follow the terms of the applicable Followed Policy with respect to Arbitration or ADR only when said terms require the dispute to proceed either in Hamilton, Bermuda or London, England.

3 In the event the applicable Followed Policy does not provide for Arbitration or ADR in either Hamilton, Bermuda or London, England, the Arbitration or ADR shall take place in either of the following venues and under the procedural laws for such Arbitration or ADR:

(a) Arbitration held in Hamilton, Bermuda under The Bermuda International Conciliation and Arbitration Act of 1993 (exclusive of the Conciliation Part of such act), as may be amended and supplemented, which Act is deemed incorporated by reference hereto, or

(b) Arbitration held in London, England under the English Arbitration Act of 1996, as may be amended and supplemented, which Act is deemed incorporated by reference hereto.

4. Where the Insured and Insurer are parties to the dispute, the Insured shall make the selection referenced in paragraph 3 above. Where the Insurer and a party deriving rights through or asserting rights on behalf of the insured are parties to the dispute, the Insurer shall make the selection referenced in paragraph 3 above.

5. The number of arbitrators shall be three.

6. Each party shall bear the costs of its own arbitrator. The remaining cost of arbitration shall be borne equally by the parties.

7. All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by the Arbitration Board.

G. CHOICE OF LAW

This Policy shall be construed and enforced in accordance with the internal laws of the law set forth in the applicable Followed Policy (with the exception of the procedural law of the venue selected under Clause F (2) or F (3) above), except insofar as such laws may prohibit payment hereunder in respect of punitive damages, in which event Clause I below shall be construed and enforced in accordance with the laws of Bermuda; provided, however, that, notwithstanding any legal principles to the contrary, the warranties, terms, conditions, exclusions and limitations of this Policy are to be construed in an evenhanded fashion between the Insured and the Insurer.

H. PENDING & PRIOR EXCLUSION

This Policy shall follow any exclusion in the Followed Policy regarding pending or prior litigation, administrative, regulatory or other proceedings, investigations, demands, suits, orders, decrees or judgments. The applicable date for determining whether any such matter is "pending or prior" for the purpose of such exclusion in this Policy shall be the Pending & Prior Date set forth in Item 5 of the Declarations.

I. PUNITIVE DAMAGES

This Policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Policy. However, if in the Underlying Insurance coverage for punitive damages is solely contingent on the insurability of such damages under applicable law then this Policy shall provide coverage for punitive damages.

**IN WITNESS WHEREOF**, the Insurer has caused this Policy to be signed by its authorized officer and signed on the Declarations Page by a duly authorized representative.

AUTHORIZED DIRECTOR

**ENDORSEMENT NO:** **1**
This endorsement, effective: August 1, 2008
(at 12:01 A M. prevailing time at the address shown in Item 1 of the Declarations)
forms a part of Policy number: 0996666
Issued to: Fidelity Equity and High Income Funds
by: **AIG Excess Liability Insurance International Limited**

## COVERAGE TERRITORY ENDORSEMENT

*This endorsement modifies insurance provided under this policy as follows*

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U. S. Treasury Department's Office of Foreign Assets Control ("OFAC").

All other terms, conditions and exclusions remain unchanged.

**Authorized Representative**

Date of Issuance: November 20, 2008
(624 01) OFAC Endorsement

**ENDORSEMENT NO:** 2
This endorsement, effective: August 1, 2008
(12:01 AM prevailing time at the address set forth in Item 1 of the Declarations of this Policy.)
forms a part of policy number: 0996666
Issued to: Fidelity Equity and High Income Funds
by: **AIG Excess Liability Insurance International Limited**

## QUOTA SHARE PARTICIPATION ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that **ITEM 3:** LIMIT OF LIABILITY of the Declarations is deleted and replaced with the following:

**ITEM 3.** LIMIT OF LIABILITY: US$5,500,000 quota share part of US$50,000,000 excess of US$100,000,000 aggregate for all Coverages combined (including Defense Costs).

It is further understood and agreed that Section **II. TERMS AND CONDITIONS,** clause C. FOLLOWING FORM, paragraph 2 is amended by the addition of the following:

This Policy shall pay only 11% of all covered Loss excess of US$100,000,000 subject to a maximum aggregate Limit of Liability of US$5,500,000 . The obligation of **AIG Excess Liability Insurance International Limited** to pay for Loss is several and not joint of the obligation of any other participating quota share insurer or any other insurer.

All other terms, conditions and exclusions remain unchanged.

**Authorized Representative**

**ENDORSEMENT NO:** 3
This endorsement, effective: August 1, 2008
(at 12:01 A.M. prevailing time at the address shown in Item 1 of the Declarations)
forms a part of Policy number: 0996666
Issued to: Fidelity Equity and High Income Funds
by: **AIG Excess Liability Insurance International Limited**

## TIE-IN LIMITS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the combined Limits of Liability of the Insurer for all claims both under this Policy, and also under Policy No. 0996664 issued to **Fidelity Equity and High Income Funds** by **AIG Excess Liability Insurance International Limited**, shall be $5,500,000

Accordingly, the Limits of Liability for Loss under this Policy shall be reduced by Loss incurred under Policy No. 0996664 because the Limits of Liability under Policy No. 0996664 are part of and not in addition to the Limits of Liability of this Policy.

Nothing in this endorsement shall be construed to increase the Insurer's Limits of Liability set for in the Declarations page of Policy No. 0996664 which shall remain the maximum liability of the Insurer for claims under such Policy, or the Insurer's Limits of Liability under this Policy as set forth in Item 3 of the Declarations, which shall remain the maximum liability of the Insurer for claims under this Policy.

It is further understood and agreed that the Insurer shall not recognize any erosion of the Underlying Limits due to Loss paid by any Underlying Insurers under such insurer's respective Underlying Policy, as a result of the operation of this Tie-In Limits Endorsement or similar Tie-In Limits endorsement of any Underlying Insurers.

All other terms, conditions and exclusions remain the same.

**Authorized Representative**

# POLICYHOLDERS NOTICE

## POLICYHOLDER SERVICES ENHANCEMENT – PATROL[SM] ACCESS

**AIG Cat Excess Liability**[SM] offers its clients access to AIG's Planning and Tracking Response Online (PATROL) program as a complimentary service.

The PATROL program is a crisis management tool that provides access to a global network of leading crisis preparation and response companies. AIG Cat Excess Liability clients can order crisis-related services and respond to an event while tracking developments on-line, in real-time. Services include, but are not limited to: business intelligence, investigation, employee protection, chemical and bio-terrorism planning and response, physical security, pollution response, workplace violence prevention and response, medical and political evacuation, public relations and background checks. The PATROL program can be accessed at **https://www.aigpatrol.com**.

The PATROL program is provided at no cost to the policyholder and no premium has been allocated for the program. As such, the Insurer reserves the right to change the conditions of, or discontinue offering access to, the PATROL program at the Insurer's sole discretion and without further notice to the policyholder.

# EXCESS INSURANCE POLICY DECLARATIONS

CATLIN

| Policy No.: XSP-92187-0808 | Renewal of Policy No.: NEW |
|---|---|

**NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.**

| INSURER | UNDERWRITING OFFICE | PRODUCER |
|---|---|---|
| **Catlin Specialty Insurance Company**<br>3340 Peachtree Road N.E.<br>Suite 2950<br>Atlanta, GA 30326 | **Catlin, Inc.**<br>140 Broadway, 43rd Floor<br>New York, NY 10005 | **Aon Risk Services Inc**<br>55 East 52nd Street, 38th Floor<br>New York, NY 10055 |

Terms appearing in **bold** are defined in the Policy.

Item 1. **Named Insured:** Fidelity Equity and High Income Funds
Principal Address: 82 Devonshire Street
Boston, MA 02109

Item 2. **Policy Period:**
From: 08/01/2008 at 12:01 a.m. (local time at the address stated in Item 1.)
To: 07/01/2009 at 12:01 a.m. (local time at the address stated in Item 1.)

Item 3. Limit of Liability: $5,000,000.00

Item 4. **Followed Policy:**

| Insurer | Coverage(s) | Policy Number |
|---|---|---|
| American International Specialty Lines Insurance Company | Financial Institutions Bond | 641-20-64 |

Item 5. Schedule of **Underlying Insurance:**

| Insurer | Policy Number | Limit(s) | Excess of | Policy Period |
|---|---|---|---|---|
| See Attached Schedule | | | | |

Item 6. Pending or Prior Date: 08/01/2008

Item 7. Premium: $[redacted]
Additional Premium for the Discovery Period: 150%

PLXS 001 1408

| Item 8. Notices to Insurer: | |
|---|---|
| Claims:<br><br>Claim Manager – Professional Liability<br>Catlin, Inc.<br>140 Broadway, 43rd Floor<br>New York, NY 10005<br>E-mail: catlinclaimspl@catlin.com | All Other Notices:<br><br>Underwriting Manager – Professional Liability<br>Catlin, Inc.<br>140 Broadway, 43rd Floor<br>New York, NY 10005 |
| Item 9. Endorsements Applicable to Coverage at Inception of Policy:<br>See Schedule of Forms and Endorsements | |

**THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS POLICY, ALL MATERIALS SUBMITTED THEREWITH OR MADE A PART THEREOF AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE POLICY.**

This Policy shall not be valid unless also signed by another duly authorized representative of the **Insurer.**

| Countersigned: [signature] | By: [signature] |
|---|---|
| Date: 01/26/2009 | Authorized Representative: John Van Decker |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

# SCHEDULE OF FORMS AND ENDORSEMENTS

| Named Insured | | |
|---|---|---|
| Fidelity Equity and High Income Funds | | |
| **Policy Number** | **Policy Period** | |
| XSP-92187-0808 | From 08/01/2008 | To 07/01/2009 |

| Forms and Endorsements | |
|---|---|
| PLXS001 0408 | Excess Liability Policy Declarations |
| PLXS050 0507 | Excess Liability Insurance Policy |
| PLXS300 0608 | Schedule of Underlying Insurance |
| ABAP401 0807 | In Witness Endorsement |
| ManEnd1 | Tie In Limits Endorsement - Mutual Fund D&O/E&O Policy |
| ManEnd2 | Reduction or Exhaustion By Underlying Insurers And/Or Insureds Endorsement |
| PNAP003 0108 | U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") |
| PNAP001 0108 | Notice to Policyholders - Fraud Notice |

**THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.**

# SCHEDULE OF UNDERLYING INSURANCE

| | |
|---|---|
| **Named Insured:** Fidelity Equity and High Income Funds | |
| **Policy Number:** XSP-92187-0808 | **Policy Period** From: 08/01/2008 To: 07/01/2009 |

Item 5. Schedule of **Underlying Insurance**:

| Insurer | Policy Number | Limit(s) | Excess of | Policy Period |
|---|---|---|---|---|
| American International Specialty Lines Insurance Company | 641-20-54 | $15,000,000 | Retentions | 07/01/2008 – 07/01/2009 |
| ACE American Insurance Company | DOX G21661612 003 | $15,000,000 | $15,000,000 | 07/01/2008 – 07/01/2009 |
| Lloyd's of London | FD0804541 | $10,000,000 | $30,000,000 | 07/01/2008 – 07/01/2009 |
| Endurance Specialty Insurance Ltd. | P006738003 | $15,000,000 | $40,000,000 | 07/01/2008 – 07/01/2009 |
| Federal Insurance Company | 8204-7565 | $10,000,000 | $55,000,000 | 07/01/2008 – 07/01/2009 |
| St. Paul Mercury Insurance Company | 490PB1953 | $15,000,000 | $65,000,000 | 07/01/2008 – 07/01/2009 |
| Continental Casualty Company | 287042198 | $10,000,000 | $80,000,000 | 07/01/2008 – 07/01/2009 |
| Axis Insurance Company | MNN 727586/01/2008 | $10,000,000 | $90,000,000 | 07/01/2008 – 07/01/2009 |

# Excess Insurance Policy

CATLIN

**NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.**

In consideration of the payment of the premium, and in reliance upon the statements made in the **Application**, which is incorporated into this Policy and forms a part hereof, the Insurer identified on the Declarations, herein called the "**Insurer**," agrees as follows:

## I. Insuring Agreement

This Policy provides the **Insureds** with insurance excess of the **Underlying Insurance** for **Claims** during the **Policy Period**. Except as specifically set forth in this Policy or in any written endorsement attached to this Policy, the coverage afforded by this Policy applies in conformance with: (1) the terms, conditions, exclusions and limitations of the **Followed Policy** as they existed on the inception date of this Policy; and (2) any narrower or more restrictive terms of the other **Underlying Insurance**, to the extent the coverage of the **Followed Policy** is limited or restricted by the terms of such other **Underlying Insurance**. This Policy shall not provide coverage broader than that provided by the **Underlying Insurance** unless the **Insurer** specifically agrees to grant such broader coverage herein or by written endorsement attached to this Policy.

## II. Definitions

A. "**Application**" means:

1. the application for this Policy, for the **Underlying Insurance** and for any policy of which this Policy or the **Underlying Insurance** is a direct or indirect renewal or replacement, any attachment to any such application(s), any other materials submitted with or incorporated into any such application(s) and any documents submitted in connection with the underwriting of any such policy (ies); and,
2. to the extent made by or required of the **Insureds:**

   any public documents filed prior to the inception date of this Policy by the **Named Insured** with the Securities and Exchange Commission or any similar federal, state, local or foreign regulatory body, and any other written public statement or certification required by law to be made by the chief executive officer, chief financial officer or other executive officer of the **Named Insured** regarding the accuracy, completeness or adequacy of such **Insured's** financial statements, SEC filings, or internal controls;

   whether or not such public documents, statements or certifications are furnished to the **Insurer**.

The **Insureds** agree that all warranties and representations contained in the **Application** are deemed made to the **Insurer**. The **Insureds** agree further that the **Application** is deemed attached to and incorporated into this Policy.

B. "**Claim**" has the same meaning as attributed to that term in the **Followed Policy**.

C. "**Followed Policy**" means the policy identified in Item 4. of the Declarations.

D. "**Insureds**" means any natural persons or entities extended coverage in the **Followed Policy**.

E. "**Named Insured**" means the entity identified in Item 1 of the Declarations.

F. **"Policy Period"** means the period of time from the inception date and time stated in Item 2. of the Declarations to the earlier of the expiration date and time stated in Item 2. of the Declarations or the effective date and time of the cancellation of this Policy.

G. **"Underlying Insurance"** means the **Followed Policy** and all Underlying Excess Policies identified in Item 5. of the Declarations, and **"Underlying Insurers"** means the insurers of the **Underlying Insurance**.

H. **"Underlying Limits"** means an amount equal to the aggregate of all the limits of the **Underlying Insurance** combined (excess of their retentions).

III. **Limit of Liability**

The Limit of Liability stated in Item 3. of the Declarations is the limit of the **Insurer's** liability for all amounts arising out of all **Claims.** The Limit of Liability for the Discovery Period (if applicable) is part of, and not in addition to, the Limit of Liability for the **Policy Period**.

IV. **Reduction or Exhaustion of Underlying Insurance**

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance.** Liability for any amount shall attach to the **Insurer** only after the **Underlying Insurers** shall have paid the full amount of the **Underlying Limits** and the **Insureds** shall have paid the full amount of the applicable retention amounts and any other financial obligation under the **Underlying Insurance.**

B. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers**, this Policy shall continue as excess insurance over the reduced **Underlying Limits.**

C. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

D. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

E. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

V. **Maintenance of Underlying Insurance**

A. It is a condition of this Policy that the **Underlying Insurance** shall be maintained in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the **Insurer** shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the **Insureds** will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained. Notwithstanding anything to the contrary in this Policy, all coverage under this Policy will be void from its inception in the

event that any **Underlying Insurance** is rescinded by agreement or legal process for fraud or other material misrepresentation by the **Insured.**

B. If, during the **Policy Period** or any Discovery Period, the terms, conditions, exclusions or limitations of any **Underlying Insurance** are changed in any manner, as a condition precedent to their rights under this Policy the **Insureds** shall give to the **Insurer** written notice of the full particulars thereof, as soon as practicable, but in no event later than thirty (30) days following the effective date of such change(s). The coverage provided by this Policy shall apply in conformance with such change(s) only: (1) upon the effective date of the change(s) in the **Underlying Insurance**; and (2) if the **Insurer** agrees to follow such change(s) by written endorsement attached to this Policy, the **Named Insured** agrees to any additional premium and/or amendment of the provisions of this Policy the **Insurer** requires and the **Named Insured** pays any such additional premium when due.

## VI. Exclusions

In addition to such exclusions or limitation stated in any **Underlying Insurance**, this Policy provides no coverage in connection with any **Claim** arising out of, based upon or in consequence of, directly or indirectly resulting from or in any way involving:

A. any demand, suit, proceeding or other claim, or any investigation of which any **Insured** had notice, pending on or prior to the Pending or Prior Date stated in Item 6. of the Declarations;

B. any fact, matter, circumstance, situation, transaction or event underlying or alleged in such demand, suit, proceeding, claim or investigation;

C. any other fact, matter, circumstance, situation, transaction or event which has been the subject of written notice given to any prior insurer;

regardless of the legal theory upon which such **Claim** is predicated.

## VII. Notice of Claims

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall, contemporaneously with and according to the terms of the **Followed Policy,** give written notice of any **Claim** to the **Insurer** at the address indicated in Item 8. of the Declarations.

## VIII. Claim Participation

A. The **Insurer** shall have the right but not the obligation to associate with the **Insureds** in the defense, investigation and settlement of any **Claim**, even if the **Underlying Insurance** has not been exhausted. The **Insureds** shall give the **Insurer** full cooperation and such information as it may reasonably require. The failure of the **Insurer** to exercise any right under this paragraph at any point in a **Claim** shall not act as a waiver or limit the right of the **Insurer** in any manner to exercise such right at any other point in that **Claim.**

B. With respect to any **Claim** that appears reasonably likely to involve the **Insurer**, the **Insureds** shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the **Insurer**. Only those amounts to which the **Insurer** has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld so long as the **Insured** did not prevent the **Insurer** from associating in the defense, investigation or settlement of such **Claim.**

## IX. Discovery Clause

The **Insured** shall be entitled to a Discovery Period (or Extended Reporting Period) pursuant to the terms and conditions of the **Followed Policy**. The Discovery Period (or the Extended Reporting Period) is not available unless the **Named Insured** has elected the Discovery Period

(or Extended Reporting Period) in all **Underlying Insurance**. The Additional Premium for the Discovery Period is specified in Item 7. of the Declarations and shall be fully earned at the inception of the Discovery Period. The Discovery Period is not cancellable.

**X. Termination**

A. This Policy shall terminate immediately upon cancellation of any **Underlying Insurance**, whether such cancellation is by the **Insureds** or an **Underlying Insurer**.

B. Notice of cancellation or non-renewal by any of the **Underlying Insurers** shall serve as notice of cancellation or non-renewal by the **Insurer**.

C. This Policy may be canceled by the **Named Insured** by mailing or delivering prior written notice to the **Insurer** or by surrender of this Policy to the **Insurer**. This Policy may also be canceled by or on behalf of the **Insurer** by delivering to the **Named Insured** or by mailing to the **Named Insured** by registered, certified or other first class mail, at the address of the **Named Insured** as stated in the Declarations, written notice stating when not less than thirty (30) days after the date of such notice the cancellation shall be effective; provided, the **Insurer** may cancel this Policy on twenty (20) days notice for nonpayment of premium due. The mailing of such notice as aforesaid shall be sufficient proof of notice.

D. If this Policy is canceled by the **Named Insured**, the **Insurer** shall retain the customary short rate proportion of the premium hereon. If this Policy is canceled by or on behalf of the **Insurer**, the **Insurer** shall retain the pro-rata proportion of the premium hereon.

**XI. Notice of Material Changes**

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall give written notice to the **Insurer** at the address set forth in Item 8. of the Declarations as soon as practicable but in no event later than thirty (30) days after the **Insured** becomes aware of the following events:

A. Any **Underlying Insurance** being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;

B. Any of the **Underlying Insurers** being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;

C. Any changes to the **Underlying Insurance** by re-write, endorsement or otherwise;

D. Reduction or exhaustion of any **Underlying Insurance**; or

E. The **Named Insured** consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the **Named Insured**.

**XII. Subrogation**

a. In the event of payment under this Policy, the **Insurer** shall be subrogated to the extent of such payment to all of the rights of recovery of the **Insureds** against any person or organization. The **Insureds** shall execute and deliver all papers and instruments required and shall and do whatever else is necessary to enable the **Insurer** effectively to bring suit in their name and otherwise secure such rights. The **Insureds** shall do nothing to prejudice any such rights.

b. Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of the actual payment. The expenses incurred in obtaining any such recoveries shall be apportioned in the ratio of the respective recoveries.

**XIII. Authorization**

The **Insureds** agree that the **Named Insured** will act on behalf of all of the **Insureds** with respect to the payment or return of premium, the receipt and acceptance of any endorsements, the cancellation of the Policy, the negotiation of renewal, and the giving and receiving of any notice provided for by the terms and conditions of this Policy.

**XIV. Conformity to Statute**

Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.

**XV. Headings**

The descriptions in the headings and any subheading of this Policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

**XVI. Service of Suit**

If the **Insurer** fails to pay any amount claimed to be due under this Policy, the **Insurer**, at the request of any of the **Insureds**, will submit to the jurisdiction of any court of competent jurisdiction within the United States, and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause constitutes or should be understood to constitute a waiver of the **Insurer's** rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

The **Insurer** hereby designates the Superintendent, Commissioner or Director of Insurance or similar officer specified by law for that purpose, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of any **Insured** under the Policy. Upon receipt of process lawfully served, that official may mail such process to Claim Manager- Professional Liability at the address stated at Item 8. of the Declarations.

THIS POLICY SHALL NOT BE VALID UNLESS COMPLETED BY THE ATTACHMENT HERETO OF A DECLARATION PAGE AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF THE **INSURER.**

# IN WITNESS ENDORSEMENT

## CATLIN SPECIALTY INSURANCE COMPANY

ADMINISTRATIVE OFFICE: 3340 Peachtree Road N.E.
Suite 2950
Atlanta, GA 30326

STATUTORY HOME OFFICE: 160 Greentree Drive
Suite 101
Dover, Delaware 19904

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company

Richard S. Banas
President

Steven C. Adams
Secretary

ABAP 401 0807

**THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.**

# TIE IN LIMITS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

> The aggregate Limit of Liability of this Policy and of Policy No.: XSP-92188-0808 issued to the **Named Insured** by the **Insurer** together shall be $5,000,000. Payment of **Loss** under this Policy shall also reduce and may exhaust the aggregate Limit of Liability under Policy No.: XSP-92188-0808.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

**(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)**

Endorsement Effective ____________ Policy No. ____________ Endorsement No. 1

Insured ______________________________ Premium ______________

Insurance Company ______________________ Authorized Signature ______________

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

# REDUCTION OR EXHAUSTION BY UNDERLYING INSURERS AND/OR INSUREDS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

Section IV. is deleted in its entirety and is replaced with the following:

IV. **Reduction or Exhaustion of Underlying Insurance**

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**. Liability for any amount shall attach to the **Insurer** only after the full amount of the **Underlying Limits** shall have been paid by the **Underlying Insurers** and/or the **Insureds** and the **Insureds** shall have paid the full amount of the applicable retention amounts and any other financial obligation under the **Underlying Insurance**. The **Insureds** shall be deemed self-insured for the amount of the **Underlying Limits** which is not paid, for any reason, by the **Underlying Insurers**, and the **Insureds** shall pay said amount before any liability attaches to the **Insurer**. The **Insurer** reserves the right to determine coverage notwithstanding payment by the **Underlying Insurers** and/or the **Insureds of the Underlying Limits**.

B. In the event the **Underlying Insurers** and **Insureds** enter into a written agreement with respect to any **Claim** pursuant to which the **Underlying Insurers** pay an amount less than the remaining **Underlying Limits**, then the **Insurer** shall not be liable for a greater percentage of the loss excess of the **Underlying Limits** with respect to such **Claim** than the percentage of the remaining **Underlying Limits** paid by the **Underlying Insurers**.

C. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers** and/or the **Insureds**, this Policy shall continue as excess insurance over the reduced **Underlying Limits**.

D. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers** and/or the **Insureds**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

E. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

F. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

**(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)**

Endorsement Effective ____________ Policy No. __________ Endorsement No. 2

Insured ______________________________ Premium ____________

Insurance Company ________________ Authorized Signature ____________

## NOTICE TO POLICYHOLDERS

# U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. Please read this Policyholder Notice carefully.

OFAC administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous

Foreign agents
Front organizations
Terrorists
Terrorist organizations
Narcotics traffickers

as "Specially Designated Nationals and Blocked Persons". This list can be found on the United States Treasury's web site – http://www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance will be immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

## NOTICE TO POLICYHOLDERS

# FRAUD NOTICE

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

**STATE SPECIFIC PROVISIONS**

| | |
|---|---|
| **Arkansas** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. |
| **Colorado** | It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claiming with regard to a settlement or award payable for insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies. |
| **District of Columbia** | WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant. |
| **Florida** | Any person who knowingly and with intent to injure, defraud, or deceive any insurance company files a statement of claim containing any false, incomplete, or misleading information is guilty of a felony of the third degree. |
| **Hawaii** | For your protection, Hawaii law requires you to be informed that presenting a fraudulent claim for payment of a loss or benefit is a crime punishable by fines or imprisonment, or both. |
| **Kentucky** | Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime. |
| **Louisiana** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. |
| **Maine** | It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits. |
| **New Jersey** | Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties. |
| **New Mexico** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties. |

# NOTICE TO POLICYHOLDERS

**New York**

**All commercial insurance forms, except as provided for automobile insurance:** Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

**Automobile insurance forms**
Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation.

**Fire Insurance:** Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime. The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

**Ohio**

Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

**Oklahoma**

WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

**Pennsylvania**

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

**Auto:** Any person who knowingly and with intent to injure or defraud any insurer files an application or claim containing any false, incomplete or misleading information shall, upon conviction, be subject to imprisonment for up to seven years and the payment of a fine of up to $15,000.

**Puerto Rico**

Any person who knowingly and with the intention to defraud includes false information in an application for insurance or file, assist or abet in the filing of a fraudulent claim to obtain payment of a loss or other benefit, or files more than one claim for the same loss or damage, commits a felony and if found guilty shall be punished for each violation with a fine of no less than five thousands dollars ($5,000), not to exceed ten thousands dollars ($10,000); or imprisoned for a fixed term of three (3) years, or both. If aggravating circumstances exist, the fixed jail term may be increased to a maximum of five (5) years; and if mitigating circumstances are present, the jail term may be reduced to a minimum of two (2) years.

# NOTICE TO POLICYHOLDERS

| | |
|---|---|
| **Rhode Island** | **Property Insurance, Real Or Personal:**<br>The insurance application form shall indicate the existence of a criminal penalty for failure to disclose a conviction of arson. |
| **Tennessee** | It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits. |
| **Virginia** | It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits. |
| **West Virginia** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. |

# HOUSTON CASUALTY COMPANY
## Houston, Texas

**THIS IS A CLAIMS MADE EXCESS POLICY WHICH APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS WILL BE REDUCED, AND MAY BE EXHAUSTED, BY THE PAYMENT OF DEFENSE EXPENSES.**

### DECLARATIONS

### EXCESS INDEMNITY POLICY

POLICY NUMBER: 24-MG-08-A9259 RENEWAL OF: N/A

ITEM 1. **INSURED:** Fidelity Equity and High Income Funds
83 Devonshire Street Mail Zone V6D
Boston, MA 02109

ITEM 2. **POLICY PERIOD:**
(a) Inception Date: 8/1/2008
(b) Expiration Date: 7/1/2009
at 12:01 a.m. at the Principal Address stated in ITEM 1.

ITEM 3. **LIMIT OF LIABILITY (INCLUSIVE OF DEFENSE EXPENSES):**
$7,500,000.00 Limit of Liability part of $50,000,000 excess of $100,000,000.00 Underlying Limits

ITEM 4. **SCHEDULE OF UNDERLYING INSURANCE**
**See Attached Endorsement Number: 1**

ITEM 5. **PREMIUM:** [redacted]

ITEM 6. **NOTICES REQUIRED TO BE GIVEN TO INSURER MUST BE ADDRESSED TO:**
HCC GLOBAL FINANCIAL PRODUCTS, LLC
P.O. Box 4018
Farmington, CT 06034
Attention: Claims Manager

ITEM 7. **ENDORSEMENTS ATTACHED AT ISSUANCE:**
994-917 994-902 994-911 994-9006 994-915 80016

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President, a Secretary and a duly authorized representative of the Insurer.

Secretary President Authorized Representative

Date: January 7, 2009 HC-993 (04/2002)

ENDORSEMENT NUMBER: 1

**SCHEDULE OF UNDERLYING INSURANCE**

To be attached to and made a part of Policy No. 24-MG-08-A9259, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that the Schedule of Underlying Insurance on the Declarations page is amended to read as follows:

| | Insurer | Policy Limits | Policy Number |
|---|---|---|---|
| Primary Policy | American International Specialty Lines Insurance Co. | $15,000,000 | 682-03-33 |
| 1st Excess | Ace American Insurance Co. | $15,000,000 | DOX G23656280 001 |
| 2nd Excess | Lloyds of London | $10,000,000 | FD0806446 |
| 3rd Excess | Endurance Specialty Insurance Ltd. | $15,000,000 | P001217006 |
| 4th Excess | Federal Insurance Co. | $10,000,000 | 8210-5061 |
| 5th Excess | St. Paul Mercury Insurance Co. | $15,000,000 | 590CM3424 |
| 6th Excess | Continental Casualty Co. | $10,000,000 | 287273571 |
| 7th Excess | Axis Insurance Co. | $10,000,000 | MNN 741646/01/2008 |
| 8th Excess | Twin City Fire Insurance Co. | $10,000,000 part of $50,000,000 | 00 DC 0252127 08 |
| Quota Share | National Casualty Company | $10,000,000 part of $50,000,000 | XMO 0800022 |
| | Lloyds of London | $12,000,000 part of $50,000,000 | FD0806456 |
| | AIG Excess Liability Insurance International | $ 5,500,000 part of $50,000,000 | 0996664 |
| | Catlin Specialty Insurance Co | $ 5,000,000 part of $50,000,000 | XSP-92188-0808 |

All other terms, conditions and limitations of this Policy will remain unchanged, including but not limited to the maximum aggregate **Limit of Liability** set forth in ITEM 3. of the Declarations.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________
Attorney-in-Fact

994-917
Ed. 04/00

ENDORSEMENT NUMBER: 2

**PRIOR ACTS EXCLUSION**

To be attached to and made a part of Policy No. 24-MG-08-A9259, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, and notwithstanding anything in this Policy to the contrary, the Insurer will not be liable to make any payment in connection with any claim arising out of, based upon or attributable to any Wrongful Act (as defined in the Primary Policy stated in ITEM 4 of the Declarations) committed or allegedly committed prior to 8/1/2008.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective Date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 3

**TIE-IN OF LIMITS ENDORSEMENT (AGGREGATE)**

To be attached to and made a part of Policy No. 24-MG-08-A9259, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) For purposes of this endorsement, the term "Other Policy" means Policy Number 24-MG-08-A9260 issued by the Insurer (or an affiliate of the Insurer).

(2) Notwithstanding anything to the contrary in this Policy or the Other Policy, the Insurer's combined maximum aggregate limit of liability under this Policy and the Other Policy shall be $7,500,000 part of $50,000,000 excess of $100,000,000. Accordingly, the Insurer's limit of liability under this Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under the Other Policy, and the Insurer's limit of liability under the Other Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under this Policy.

(3) Nothing in this endorsement is intended, nor shall it be construed, to increase the limit of liability under this Policy (which shall remain the amount set forth in ITEM 3 of the Declarations) or the limit of liability under the Other Policy.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________

Attorney-in-Fact

ENDORSEMENT NUMBER: 4

**TREATMENT OF INSUREDS' PAYMENTS AS REDUCING OR EXHAUSTING UNDERLYING LIMIT**

To be attached to and made a part of Policy No. 24-MG-08-A9259, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) Notwithstanding anything in the Policy to the contrary:

(a) If an issuer of a policy of **Underlying Insurance** becomes financially insolvent or bankrupt and, solely as a result of such financial insolvency or bankruptcy, fails to pay covered loss under such policy, and if the **Insureds** actually make payment for part or all of such loss, then the Insurer will treat such payment by the **Insureds** as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of such policy's limit of liability.

(b) If an issuer of a policy of **Underlying Insurance** fails to pay covered loss under such policy for any reason other than such issuer's financial insolvency or bankruptcy, then the Insurer will treat the **Insureds'** actual payment of such loss as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of such policy's limit of liability, but only if the **Insureds**:

(i) promptly notify the Insurer that the **Insureds** intend to make such payment; and

(ii) obtain the Insurer's written consent before making such payment, which consent will not be unreasonably withheld.

(2) In no event shall any failure to pay on the part of an issuer of **Underlying Insurance** cause the Insurer to be liable under this Policy earlier or to any greater extent than the Insurer would have been if such issuer had paid its policy's full limit of liability. Except as expressly provided in paragraph (1) above, nothing in this endorsement shall be deemed to waive any term, condition or limitation of this Policy or any policy of **Underlying Insurance**.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:__________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 5

**SERVICE OF SUIT**

To be attached to and made a part of Policy No. 24-MG-08-A9259, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Insurer hereby designates the Commissioner Superintendent, or Director of Insurance or other officer specified for that purpose in the statute, and his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted in any court of competent jurisdiction by or on behalf of the **Insured** or any beneficiary hereunder arising out of this contract of insurance, and hereby designates The Claims Manager, HCC Global Financial Products, LLC., P.O. Box 4018, Farmington, CT 06034, as the entity to whom said officer is authorized to mail such process or a true copy thereof.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 6

**POLICYHOLDER DISCLOSURE – TERRORISM PREMIUM NOTICE**

To be attached to and made a part of Policy No. 24-MG-08-A9259, issued to Fidelity Equity and High Income Funds by Houston Casualty Company.

Your Policy contains coverage for certain losses caused by terrorism. We are required to notify you of the portion of the premium, if any, attributable to the coverage for terrorist acts certified under the Terrorism Risk Insurance Act (TRIA) of 2002, as extended on December 22, 2005. TRIA also requires us to provide disclosure of federal participation in payment of terrorism losses resulting from an "act of terrorism" as defined by Section 102(1) of TRIA.

Section 102(1) of TRIA defines the term "act of terrorism" as any act that is certified by the Secretary of the Treasury of the United States – in concurrence with the Secretary of State of the United States and the Attorney General of the United States – to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Please be advised that the actual coverage provided by your Policy for acts of terrorism, as is true for all coverages, is limited by the terms, conditions, exclusions, limits and other provisions of your Policy, any endorsements to the Policy and generally applicable rules of law.

YOU SHOULD KNOW THAT, WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. UNDER THIS FORMULA, THE UNITED STATES GOVERNMENT GENERALLY PAYS 90% (85% COMMENCING IN 2007) OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS COVERED BY THE FEDERAL GOVERNMENT UNDER TRIA.

The amount of your premium that is attributable to coverage for terrorist acts certified under TRIA is $0.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________
Attorney-in-Fact

**Policy Number:** FD0806457

COPY **AON**

*Contract Document*

## *FIDELITY EQUITY AND HIGH INCOME FUNDS*

***1 August 2008 to 1 July 2009***



**London**
8 Devonshire Square
London
EC2M 4PL

Tel +44 (0) 20 7623 5500
Fax +44 (0) 20 [illegible]

*This Contract Document has been signed For and on behalf of Aon Limited on the date specified herein by:*

| | |
|---|---|
| *Account Executive* | *Executive Director / Authorised Signatory* |
| *AON GLOBAL* | *AON GLOBAL* |
| *AON LIMITED* | *AON LIMITED* |
| *Dated in London:* | *Dated in London:* [illegible] |

SR 30/09/08 01

Policy Number: FD0806457

AON

*Introduction*

**Confirmation of Order:**

We thank you for your firm order in respect of the coverage outlined below, which we have bound with Underwriters. Would you please check this document in every detail and advise us immediately if the coverage provided does not conform with your instructions.

**Our commitment to Service Quality:**

As part of our commitment to continual improvement we welcome any comments you may have on the service provided. Please contact Aon Global Service Quality team on ***APRQM@aon.co.uk***.

*Important Notices*

**Aon Professional Risks Lines Clause**

This Contract Document shall indemnify the Assured for the risks and liabilities stated in the wording attached, which is hereby incorporated in and forms part of this Contract Document.

This Contract Document being for 24% part of 100%, Underwriters hereon accept their pro rata proportion of:

(i) any loss, whether total or partial;

(ii) associated expenses, if any, and

(iii) the premium;

all as more fully specified in the wording attached hereto which is hereby incorporated in and forms part of this Contract Document.

The percentages signed in the Table are percentages of 100% of the amount(s) of insurance stated herein.

**Premium Payment Warranty Notice:**

Your attention is drawn to the terms of the Premium Payment Warranty and/or Prompt Payment Discount contained under **Payment Terms** within the schedule.

**Policy Number:** FD0806457

AON

## Schedule

| | |
|---|---|
| **Unique Market Reference** | B0823FD0806457 |
| **Type** | Excess Financial Institutions Bond Insurance as more fully described in the underlying Primary Policy issued by AISLIC |
| **Name of Assured** | Fidelity Equity and High Income Funds |
| **Principal Address** | 82 Devonshire Street, Mailstop V6D, Boston, massachusetts 02109, United States of America |
| **Period of insurance** | From: 1 August 2008<br>To: 1 July 2009<br><br>Both days at 12.01 a.m local standard time at the principal address of the Assured. |
| **Policy Limits** | USD12,000,000 any one loss/claim and in the aggregate for the period<br><br>Part of:<br><br>USD50,000,000 any one loss/claim and in the aggregate for the period<br><br>Excess of:<br><br>USD100,000,000 any one loss/claim and in the aggregate for the period<br><br>Which in turn is in excess of various deductibles as detailed more fully in the underlying Primary policy number 599-62-63 |
| **Interest** | Financial Institutions Bond Insurance |
| **Loss to be notified to** | Underwriters via Aon Limited, 8 Devonshire Square, London, EC2M 4PL. |
| **Person(s) nominated to accept Service of Process** | Mendes & Mount |
| **Claims Payable** | USD |
| **Situation** | Worldwide |
| **Conditions** | Aon Short Excess Form to follow all other terms and conditions except as specifically amended herein as and to follow the underlying Primary Policy issued by the American International Specialty Lines Insurance Company |
| **Supplemental Clauses** | War And Terrorism Exclusion - NMA2918<br><br>Premium Payment Warranty - (ab initio) amended to 60 days - |

Policy Number: FD0806457

| | |
|---|---|
| | LSW585 (amended) |
| | Special Cancellation Clause |
| | Toxic Mould, Asbestos and Lead Exclusion |
| | Order of Payments Clause |
| | Service of Suit Clause (U.S.A) |
| | Tie-in of Limits to D&O and E&O Fidelity Equity and High Income Funds Policy |
| | Retroactive Clause |
| **Choice of Law and Jurisdiction** | Any dispute concerning the interpretation of the terms, conditions, limitations and/or exclusions contained in this policy is understood and agreed by both the (re)insured and the (re)insurers to be subject to the law of the State of Massachusetts of the United States of America. Each party agrees to submit to the jurisdiction of any court of competent jurisdiction within the United States of America to comply with all requirements necessary to give such court jurisdiction. |
| **Premium** | USD [redacted] in full for USD12,000,000 |
| | Plus TRIA US[redacted] |
| **Payment Terms** | 67 days |
| **Taxes payable by (Re)Insured and administered by Insurers** | None |
| **Recording, Transmitting and Storing Information** | Aon Limited may retain risk and claim data / information / documents electronically, and where this is done these documents shall be regarded with the same legal effect as the original documents. |

## A.W.G.S. EXCESS WORDING (amended)

## (COSTS INCLUSIVE)

To indemnify the Assured for

(i) Loss or Losses (as fully defined in the Underlying Policy(ies) sustained by the Assured, or

(ii) Claim or Claims (as more fully defined in the Underlying Policy(ies)) first made against the Assured during the Policy Period hereon, or

(iii) legal costs and expenses incurred in the defence or settlement of such Loss or Losses,

during the period of insurance hereon up to this Policy's amount of liability (as specified in the Schedule) in the Schedule, in excess of the Underlying Policy/ies limits (as specified in the Schedule) in the aggregate, the latter amount being the subject of Indemnity Policy/ies (as specified in the Schedule) or any Policy/ies issued in substitution or renewal thereof for the same amount effected by the Assured and hereinafter referred to as "the Underlying Policy/ies".

1. Liability to pay under this Policy shall not attach unless and until the Underwriters of the Underlying Policy/ies and/or the Assureds shall have paid and/or Underwriters or the Assured have admitted liability or have been held liable to pay, the full amount of their indemnity inclusive of costs and expenses.

2. Subject to paragraph one above, it is a condition of this Policy that the Underlying Policy/ies shall be maintained in full effect during the currency of this Policy except for any reduction or exhaustion of the aggregate limits contained therein solely by payment of claims or of legal costs and expenses incurred in defence or settlement of such claims.

3. If by reason of the payment of any Claim or Claims or legal costs and expenses by the Underwriters of the Underlying Policy/ies and/or the Assureds during the Policy Period hereon, the amount of indemnity provided by such Underlying Policy/ies is:-

   (a) Partially reduced, then this Policy shall apply in excess of the reduced amount of the Underlying Policy/ies for the remainder of the Policy Period hereon;

   (b) Totally exhausted, then this Policy shall continue in force as Underlying Policy until expiry hereof.

4. In the event of a loss or claim arising to which the Underwriters hereon may be liable to contribute, no costs shall be incurred on their behalf without their consent being first obtained (such consent not to be unreasonably withheld). No settlement of a loss or claim shall be effected by the Assured for such a sum as will involve this Policy without the consent of Underwriters hereon.

5. All recoveries or payments recovered or received subsequent to a loss settlement under this Policy shall be applied as if recovered or received prior to such settlement and all necessary adjustments shall then be made between the Assured and the Underwriters provided always that nothing in this Policy shall be construed to mean that loss settlements under this Policy are not payable until the Assured's ultimate net loss has been finally ascertained.

6. Except as otherwise provided herein this Policy is subject to the same terms, exclusions, conditions and definitions as the Underlying Policy(ies). No amendment to the Underlying Policy(ies) during the period of this Policy shall be effective in extending the scope of this Policy until agreed in writing by the Underwriters.

The following clause(s) attach to and form part of the contract.

## WAR AND TERRORISM EXCLUSION ENDORSEMENT

Notwithstanding any provision to the contrary within this insurance or any endorsement thereto it is agreed that this insurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss;

1. war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or

2. any act of terrorism.

   For the purpose of this endorsement an act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organisation(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to 1 and/or 2 above.

If the Insurers allege that by reason of this exclusion, any loss, damage, cost or expense is not covered by this insurance the burden of proving the contrary shall be upon the Insured.

In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

08/10/01
NMA2918

Policy Number: FD0806457

## PREMIUM PAYMENT WARRANTY
(amended to 67 days)

IT IS WARRANTED that all Premiums due to the Underwriters under this Policy are paid within 67 days from Inception.

Non-receipt by Underwriters of such premiums by Midnight on the Premium Due date shall render this Insurance Policy void with effect from Inception.

LSW 585

207CR

## SPECIAL CANCELLATION CLAUSE

In the event that an Underwriter:

(a) ceases underwriting (wholly or in part) or formally announces its intention to do so; or

(b) is the subject of an order or resolution for winding up or formally proposes a scheme of arrangement; or

(c) has its authority to carry on insurance business withdrawn or modified; or

the Assured may terminate that Underwriter's participation on this risk forthwith by giving notice and the premium payable to that Underwriter shall be pro rata to the time on risk, subject to full release of liability from the Assured.

All other terms, conditions and limitations remain unaltered.

**Policy Number:** FD0806457

AON

## TOXIC MOULD, ASBESTOS AND LEAD EXCLUSION

It is understood and agreed that in respect of Professional Liability this Policy does not apply:

1. to Loss incurred in connection with any claim directly or indirectly arising out of, resulting from or in any way related to Fungi, whether or not there is another cause of loss which may have contributed concurrently or in any sequence to such loss; provided, however, that this exclusion shall not apply to loss incurred as a result of wrongful acts solely in connection with any investment by an Assured on behalf of a customer or client in the stock of any entity experiencing any of the foregoing activities.

   Fungi as utilised herein shall mean any fungus or mycota or any byproduct or type of infestation produced by such fungus or mycota, including but not limited to, mould, mildew, mycotins, spores, or any biogenic aerosols.

2. to loss incurred in connection with any claim directly or indirectly arising out of, resulting as a consequence of, or related to the manufacture, mining, processing, distribution, testing, remediation, removal, storage, disposal, sale, use of, or exposure to asbestos or materials or products containing asbestos, whether or not there is another cause of Loss which may have contributed concurrently or in any sequence to such Loss, provided, however, that this exclusion shall not apply to loss incurred as a result of wrongful acts solely in connection with any investment by an Assured on behalf of a customer or client in the stock of any entity experiencing any of the foregoing activities.

3. to loss incurred in connection with any claim based upon, arising from, or in any way attributable to lead or lead contained products, provided, however, that this exclusion shall not apply to loss incurred as a result of wrongful acts solely in connection with any investment by an Assured on behalf of a customer or client in the stock of any entity experiencing any of the foregoing activities.

All other terms and conditions remain unaltered.

## ORDER OF PAYMENTS CLAUSE

1. In the event of a Loss arising from a claim or claims for which payment is due under the provisions of this policy, the Underwriters shall, at the written request of the Independent Trustees:

   (a) first pay any loss of the Independent Trustee(s) under this policy, and/or
   (b) reserve any remaining limit of liability in an amount no greater than USD50 million to pay any other loss of the Independent Trustees; and/or
   (c) pay any loss of any other Assured(s) for which coverage is provided under this policy.

2. In the event the Underwriters, pursuant to such written request, reserve all or part of the Limit of Liability to pay any other Loss of Independent Trustees, the Underwriters shall at any time in the future, at the written request of the Independent Trustees, release payment for any Loss described in (A) or (C) above.

3. This endorsement shall not increase the Underwriters' maximum limit of liability under this policy.

"Independent Trustee" as used herein shall have the meaning attributed in the Investment Company Act of 1940.

All other terms and conditions remain unchanged.

Policy Number: FD0806457

AON

## SERVICE OF SUIT CLAUSE (U.S.A.)

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon at the request of the Insured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters' rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any State in the United States.

It is further agreed that service of process in such suit may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above referred to Service of Process Nominee is authorised and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Insured (or Reinsured), to give a written undertaking to the Insured (or Reinsured), that they will enter a general appearance upon Underwriters' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured (or Reinsured), or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorised to mail such process or a true copy thereof.

24/4/86
269EA/NMA1998

It is agreed that this insurance is governed by the laws of the State of Massachusetts.

All other terms and conditions remain unchanged.

**TIE-IN OF LIMITS TO D&O AND E&O FIDELITY EQUITY AND HIGH INCOME FUNDS POLICY**

The policy contains a Tie-in of limits between this Fidelity Equity and High Income Funds Bond Policy and the Fidelity Equity and High Income Funds Professional Policy.

**RETROACTIVE CLAUSE**

It is hereby noted and agreed that Underwriters shall not be liable for **Loss** in connection with any **Claim** based upon or attributable to any **Wrongful Act** committed prior to 1st August 2008.

Policy Number: FD0806457

*Signing Schedule*

**INSURER'S LIABILITY:**

**LMA3333**

**(Re)insurer's liability several not joint**

The liability of a (re)insurer under this contract is several and not joint with other (re)insurers party to this contract. A (re)insurer is liable only for the proportion of liability it has underwritten. A (re)insurer is not jointly liable for the proportion of liability underwritten by any other (re)insurer. Nor is a (re)insurer otherwise responsible for any liability of any other (re)insurer that may underwrite this contract.

The proportion of liability under this contract underwritten by a (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp. This is subject always to the provision concerning "signing" below.

In the case of a Lloyd's syndicate, each member of the syndicate (rather than the syndicate itself) is a (re)insurer. Each member has underwritten a proportion of the total shown for the syndicate (that total itself being the total of the proportions underwritten by all the members of the syndicate taken together). The liability of each member of the syndicate is several and not joint with other members. A member is liable only for that member's proportion. A member is not jointly liable for any other member's proportion. Nor is any member otherwise responsible for any liability of any other (re)insurer that may underwrite this contract. The business address of each member is Lloyd's, One Lime Street, London EC3M 7HA. The identity of each member of a Lloyd's syndicate and their respective proportion may be obtained by writing to Market Services, Lloyd's, at the above address.

**Proportion of liability**

Unless there is "signing" (see below), the proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp and is referred to as its "written line".

Where this contract permits, written lines, or certain written lines, may be adjusted ("signed"). In that case a schedule is to be appended to this contract to show the definitive proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together). A definitive proportion (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of a Lloyd's syndicate taken together) is referred to as a "signed line". The signed lines shown in the schedule will prevail over the written lines unless a proven error in calculation has occurred.

Although reference is made at various points in this clause to "this contract" in the singular, where the circumstances so require this should be read as a reference to contracts in the plural.

**ORDER HEREON:** 24% of 100%

**SIGNING PROVISIONS:**

Where the written lines hereon exceed 100% of the order, any lines written "to stand" are allocated in full and all other lines are signed down in equal proportions so that the aggregate signed lines are equal to 100% of the order without further agreement of any of the insurers.

However:

a) in the event that the placement of the order is not completed by the commencement date of the period of insurance then all lines written by that date are signed in full;
b) the signed lines resulting from the application of the above provisions can be varied, before or after the commencement date of the period of insurance, by the documented agreement of the insured and all insurers whose lines are to be varied. The variation to the contracts will take effect only when all such insurers have agreed, with the resulting variation in signed lines commencing from the date set out in that agreement.

Placed With:

| | |
|---|---|
| 24.0000% | CERTAIN UNDERWRITERS AT LLOYD'S (as per schedule) |
| 24.0000% | Order Hereon |

Schedule of Lloyd's Underwriters

OFFICE ADDRESS: LLOYD'S OF LONDON, ONE LIME STREET, LONDON, EC3M 7HA, UNITED KINGDOM

| Share | Pseudonym | Syndicate No |
|---|---|---|
| 10.0000% | AGM<br>Head Office Address: Ace Underwriting Agencies Ltd, 100, Leadenhall Street, London, EC3A 3BP | 2488 |
| 10.0000% | AUL | 1274 |
| 4.0000% | PEM | 4000 |
| 24.0000% | Order Hereon | |

**Duty to disclose Material Information:**

Material Information is information that would influence an insurer in deciding whether a risk is acceptable and, if so, the premium, terms and conditions to be applied. Failure to disclose such information could result in the policy being rendered void so that ***claims would not be paid.***

The duty of disclosure is re-imposed when there are changes or variations in cover and when the policy is renewed or extended. In addition, changes which substantially increase the risk, or relate to compliance with a warranty or condition in the policy must be notified at once.

***To ensure that cover is not prejudiced, please refer to Aon if there is any doubt as to what information needs to be disclosed.***

This document has been prepared by Aon Ltd in its capacity as the broker who placed this contract. Aon Ltd is not an insurer or reinsurer of this contract.

# National Casualty Company

A STOCK COMPANY
Home Office: Madison, Wisconsin
Administrative Office: 8877 North Gainey Center Drive • Scottsdale, Arizona 85258
1-800-423-7675

## EXCESS INSURANCE POLICY

**UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD. THE LIMIT OF LIABILITY SHALL BE REDUCED BY PAYMENT OF DEFENSE COSTS.**

### DECLARATIONS

**Item 1 Named Insured & Mailing Address:** FIDELITY EQUITY/HIGH INCOME FUNDS (BOND)
83 DEVONSHIRE ST, MAIL ZONE V6D
BOSTON, MA 02109

Policy No.: XMO0800023
Agent No.: 31406
Renewal No.: NEW

**Item 2 Aggregate Limit of Liability:** $10,000,000 PART OF $50,000,000 all **Claims** (inclusive of **Defense Costs**)

**Item 3 Policy Period:**
08/01/2008 to 07/01/2009 12:01 A.M. local time at **Named Insured's** Mailing Address

**Item 4 Followed Policy:**
Issuing Insurer: AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
Limit of Liability: $15,000,000 Policy No.: 682-03-33
Deductible(s)/Retention(s): $250,000

**Item 5 Schedule of Underlying Policies:**

| | Issuing Insurer | Policy No. | Limits of Liability | Deductible(s)/ Retention(s) |
|---|---|---|---|---|
| **Primary Policy:** | SAME AS ITEM 4 ABOVE | | | |

**Underlying Excess Policies:**

| | Issuing Insurer | Policy No. | Limits of Liability | Attachment |
|---|---|---|---|---|
| 1st Excess | SEE FORM UT-358 (12-07) | | | |
| 2nd Excess | | | | |
| 3rd Excess | | | | |
| 4th Excess | | | | |
| 5th Excess | | | | |
| 6th Excess | | | | |
| 7th Excess | | | | |
| 8th Excess | | | | |

**Item 6 Premium:** $ [redacted] **Terrorism Premium:** $ [redacted] **Total Premium:** $ [redacted]

**Item 7 Endorsements Effective at Inception:**
SEE SCHEDULE OF FORMS AND ENDORSEMENTS

**Item 8 Notices to Company**

**Notice of Claim to:**
NATIONAL CASUALTY COMPANY
7 WORLD TRADE CENTER SUITE 33A
NEW YORK, NY 10007

**Other Notices to:**
NATIONAL CASUALTY COMPANY
7 WORLD TRADE CENTER SUITE 33A
NEW YORK, NY 10007

These Declarations/Policy, together with the **Application** and any written endorsements attached thereto, shall constitute the contract between the **Insured Persons** and the **Company.**

# National Casualty Company

## SCHEDULE OF FORMS AND ENDORSEMENTS

olicy No. XMO0800023 Effective Date: 08/01/2008
12:01 A.M., Standard Time

amed Insured FIDELITY EQUITY/HIGH INCOME FUNDS Agent No. 31406

EXCESS LIABILITY FORMS

| | |
|---|---|
| UT-COVPG 1-08 | Cover Page |
| XM-D-1 8-07 | Excess Insurance Policy Declarations |
| UT-SP-2 12-95 | Schedule Of Forms and Endorsements |
| XM-P-1 8-07 | Excess Insurance Policy |
| UT-358 12-07 | Schedule Of Underlying Policies |
| XM-56 1-08 | Quota Share Endorsement |
| XM-58 1-08 | Exhaustion/Reduction Of Underlying Limits |

## ADDITIONAL FORMS

| | |
|---|---|
| UT-3g-01 3-92 | Tie-In Limits Endt |

BROKER

# National Casualty Company

A Stock Insurance Company, herein called the Company

## EXCESS INSURANCE POLICY

**UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD. THE LIMIT OF LIABILITY SHALL BE REDUCED AND MAY BE EXHAUSTED BY PAYMENT OF DEFENSE COSTS.**

In consideration of the payment of the premium and in reliance upon the statements in the **Application**, which is made a part hereof and subject to the Declarations, terms and conditions of this Policy, the insurance company indicated in the Declarations (herein called the **Company**) and the **Insured** agree as follows:

### I. INSURING AGREEMENT

The **Company** shall provide the **Insureds** with insurance coverage excess of the **Underlying Policies.** This Policy is subject to the same representations as are contained in the applications for the **Underlying Policies** and, except with respect to the premium, the limit of liability and as otherwise provided herein, the insurance coverage provided by this Policy shall apply in accordance with the same terms, definitions, conditions, exclusions and limitations as are contained in the **Followed Policy** and, to the extent coverage is further limited or restricted thereby, in any other of the **Underlying Policies.** This Policy shall not grant broader coverage than the most restrictive of the **Underlying Policies.**

### II. DEFINITIONS

A. **Application** means all signed applications and any information submitted therewith for this Policy.

B. **Claim** has the same meaning in this Policy as in the **Followed Policy.**

C. **Insured** means any persons or entities entitled to coverage under the **Followed Policy.**

D. **Named Insured** means the entity named in Item 1. of the Declarations.

E. **Policy Period** means the period from the effective date to the expiration date of this Policy as set forth in Item 3. of the Declarations, or any earlier termination date.

F. **Followed Policy** means the policy, as constituted at its inception, named in Item 4. of the Declarations.

G. **Underlying Policies** mean all policies, as constituted at their inception, listed in Item 5. of the Declarations.

H. **Underlying Limits** means an amount equal to the total of all aggregate limits of liability for all **Underlying Policies,** plus the uninsured retention or deductible applicable to the primary policy named in Item 5. of the Declarations.

### III. LIMIT OF LIABILITY

The amount stated in Item 2. of the Declarations shall be the maximum amount payable by the **Company** under this Policy with respect to all **Claims** first made during the **Policy Period.**

### IV. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

A. In the event the **Underlying Limits** are partially reduced by reason of actual payment by the insurers of the **Underlying Policies,** then subject to the Limit of Liability this Policy shall continue to apply as excess over the reduced **Underlying Limits.**

B. In the event the **Underlying Limits** are wholly exhausted by reason of actual payment by the insurers of the **Underlying Policies** (and the **Insured** has paid the full amount of any applicable deductible or uninsured retention under the **Followed Policy**), then subject to the Limit of Liability this Policy shall continue to apply as primary insurance;

provided always that this Policy shall only pay excess of such applicable deductible or retention, which shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

**C.** This Policy shall only pay in the event of the reduction or exhaustion of the **Underlying Policies** by reason of actual payment by the insurers of the **Underlying Limits** as described above and shall not drop down for any other reason, including but not limited to existence of any sub-limit in any **Underlying Policy** or the uncollectibility (in whole or in part) of any of the **Underlying Limits**; provided, however, this Policy will recognize erosion of any of the **Underlying Policies** due to the existence of a sub-limit.

The **Insureds** expressly retain the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

## V. CONDITIONS OF COVERAGE

**A.** As a condition precedent to this Policy's coverage, the **Insureds** agree to maintain the **Underlying Policies** in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the **Underlying Limits** by reason of actual payments thereunder. If the **Underlying Policies** are not so maintained, the **Company** shall not be liable under this Policy to a greater extent than it would have been had such **Underlying Policies** been maintained.

**B.** As a condition precedent to this Policy's coverage, the **Insureds** shall notify the **Company** in writing of any of the following events as soon as practicable thereafter, with full particulars:

**(1)** the reduction or exhaustion of any of the **Underlying Limits;**

**(2)** the cancellation or termination of, or failure to maintain in full effect, any of the **Underlying Policies;**

**(3)** any change to any of the **Underlying Policies**; or

**(4)** the insurer of any of the **Underlying Policies** becoming subject to a receivership, liquidation, dissolution, rehabilitation or similar proceeding or being taken over by any regulatory authority.

**C.** If during the **Policy Period** or any discovery or extended reporting period, any terms of any of the **Underlying Policies** are changed in any manner, this Policy shall not be subject to such change unless the **Company** consents to such change by written endorsement to this Policy. Unless the **Company** so consents to such change, the **Company** shall not be liable to a greater extent than it would have been absent such change to any of the **Underlying Policies.**

# National Casualty Company

## SCHEDULE OF UNDERLYING POLICIES

Policy No.: XMO0800023

Effective Date: 08/01/2008
12:01 A.M. Standard Time

Named Insured: FIDELITY EQUITY/HIGH INCOME FUNDS

Agent No.: 31406

| Issuing Insurer | Policy Number | Limits of Liability | Attachment |
|---|---|---|---|
| 1ST EXCESS: ACE AMERICAN INSURANCE COMPANY | DOX G23656280 001 | $15,000,000 | $15,000,000 |
| 2ND EXCESS: LONDON/NOVAE, PEMBROKE | FD0806446 | $10,000,000 | $30,000,000 |
| 3RD EXCESS: ENDURANCE SPECIALTY INSURANCE LTD. | P001217006 | $15,000,000 | $40,000,000 |
| 4TH EXCESS: FEDERAL INSURANCE COMPANY | 8210-5061 | $10,000,000 | $55,000,000 |
| 5TH EXCESS: TRAVELERS | 590CM3424 | $15,000,000 | $65,000,000 |
| 6TH EXCESS: CONTINENTAL CASUALTY COMPANY | 287273571 | $10,000,000 | $80,000,000 |
| 7TH EXCESS: AXIS INSURANCE COMPANY | MNN 741646/01 | $10,000,000 | $90,000,000 |

UT-358 (12-07) BROKER

# National Casualty Company

**ENDORSEMENT NO.** ____________

| ATTACHED TO AND FORMING A PART OF POLICY NUMBER | ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME) | NAMED INSURED | AGENT NO. |
|---|---|---|---|
| XMO0800023 | 08/01/2008 | FIDELITY EQUITY/HIGH INCOME FUNDS | 31406 |

## EXCESS POLICY - QUOTA SHARE ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that:

1. This Policy is part of a quota share participation arrangement between the Participating Insurers and the **Insured** (the "Program") which provides a $ 50,000,000 **Limit of Liability** excess of the **Underlying Limits** and consists of the following:

| Participating Insurer | Participating Insurer's Policy Number | Participating Insurer's Limit of Liability | Participating Insurer's Percentage |
|---|---|---|---|
| AIG CAT EXCESS | 0996666 | $ 5,500,000 | 11% |
| CATLIN | XSP-92187-0808 | $ 5,000,000 | 10% |
| HCC | 24-MG-08-A92620 | $ 7,500,000 | 15% |
| LONDON/NOVAE, PEMBROKE | FD0806457 | $12,000,000 | 24% |
| THE HARTFORD | FI0252161 | $10,000,000 | 20% |
| NATIONAL CASUALTY | XMO0800023 | $10,000,000 | 20% |

2. Each Participating Insurer shall be liable only for its own percentage of each covered loss, subject to its own **Limit of Liability.**
3. Each Participating Insurer shall:
   A. receive notice of any claim submitted for coverage under the Program;
   B. make its own determination of whether loss is covered under the Program; and
   C. elect whether to participate in the investigation, settlement or defense of any claim.
4. The liability of each Participating Insurer shall be several and not joint. The failure, refusal or inability of any Participating Insurer to pay covered loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurer. The **Insured** expressly retains the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

**All other terms and conditions of this Policy remain unchanged.**

AUTHORIZED REPRESENTATIVE DATE /

## National Casualty Company

**ENDORSEMENT NO.__________**

| ATTACHED TO AND FORMING A PART OF POLICY NUMBER | ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME) | NAMED INSURED | AGENT NO. |
|---|---|---|---|
| XMO0800023 | 08/01/2008 | FIDELITY EQUITY/HIGH INCOME FUNDS | 31406 |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

### EXCESS POLICY - EXHAUSTION/REDUCTION OF UNDERLYING LIMITS

In consideration of the premium paid, it is hereby understood and agreed that Section **IV. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS,** Section **C.** is deleted in its entirety and replaced with the following:

**C.** This Policy shall only pay covered loss in the event of the reduction or exhaustion of the **Underlying Policies** by reason of actual payment by the insurers of the **Underlying Limits** for covered loss; provided, however, if the **Insured** shall pay any covered loss, then the **Company** agrees to recognize that the **Underlying Limits** are reduced or exhausted to the extent of such payments by the **Insured.** In no way shall such payment by the **Insured** constitute a waiver of any terms, conditions or exclusions of the **Underlying Policies** or this Policy. This Policy shall not drop down for any other reason, including but not limited to the existence of any sublimit in any **Underlying Policy** or the uncollectibility (in whole or in part) of any of the **Underlying Limits;** provided, however, this policy will recognize erosion of any of the **Underlying Policies** due to the existence of a sublimit.

The **Insureds** expressly retain the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

**All other terms and conditions of this Policy remain unchanged.**

________________________________ / __________

AUTHORIZED REPRESENTATIVE DATE

# National Casualty Company

**ENDORSEMENT NO.** ___________

| ATTACHED TO AND FORMING A PART OF POLICY NUMBER | ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME) | NAMED INSURED | AGENT NO. |
|---|---|---|---|
| XMO0800023 | 08-01-08 | FIDELITY EQUITY/HIGH INCOME FUNDS (BOND) | 31406 |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS POLICY – TIE-IN OF LIMITS ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that there shall be a combined Limit of Liability of $10,000,000 for all **Claims** under this Policy and all claims under policy number XMO0800022 issued by the **Company** to Fidelity Equity/High Income Funds, including any policy that renews or replaces or succeeds in time either policy, which combined Limit of Liability shall be the maximum amount payable by the **Company** under all such policies.

All other terms and conditions of this Policy remain unchanged.

______________________________ / ______________

AUTHORIZED REPRESENTATIVE DATE

UT-3g-01 (3-92)

THE HARTFORD

THE HARTFORD
UNIVERSAL EXCESS℠ POLICY

00 DC 0252127-08
POLICY NUMBER

TWIN CITY FIRE INSURANCE CO.
INDIANAPOLIS, IN 462[illegible]-0930
a stock insurance company, herein called
the Insurer

Agency Code, Name & Address
80957
AON RISK SERVICES, INC OF NY
199 WATER STREET
NEW YORK, NY 10038

**NOTICE: THIS IS A CLAIMS MADE POLICY. EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED TO LIABILITY FOR ACTS COVERED BY UNDERLYING INSURANCE (ITEM D.) FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED(S) WHILE THE POLICY IS IN FORCE. THIS POLICY DOES NOT PROVIDE FOR THE UNDERWRITERS TO DEFEND THE INSURED, AND ANY DEFENSE COSTS AND OTHER CLAIM EXPENSE COVERED UNDER THE POLICY IS PART OF AND NOT IN ADDITION TO THE LIMIT OF LIABILITY. PLEASE READ AND REVIEW THE POLICY CAREFULLY.**

## DECLARATIONS

**ITEM A. Name of Insured:** (hereinafter called the "Insured")

FIDELITY EQUITY AND HIGH INCOME FUNDS

**Address of Insured:**

82 DEVONSHIRE STREET
MAILSTOP V6D
BOSTON, MA 02109

**ITEM B. Policy Period:** From 12:01 a.m. on 8/01/08 To 12:01 a.m. on 7/01/09
(Standard Time at the address stated in Item A)

**ITEM C. LIMIT OF LIABILITY:** $10,000,000 PART OF $50,000,000
AGGREGATE EACH POLICY PERIOD, INCLUDING CLAIM EXPENSE.

**ITEM D. SCHEDULE OF UNDERLYING INSURANCE:**

(1) Primary Policy: FMR FUNDS CONCENTRIC CUSTOM POLICY

Company: AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY

Policy Number: 00-682-03-33

Limit of Liability: $15,000,000

(2) Underlying Excess Policy(ies): SEE EXCESS SUPPLEMENTARY DECLARATIONS

**ITEM E. ENDORSEMENTS EFFECTIVE AT INCEPTION:** SEE FORM GU207 (SCHEDULE OF ENDORSEMENTS)

**ITEM F. TERMINATION OF PRIOR POLICY(IES):** N/A

**ITEM G. DISCOVERY CLAUSE:**

(1) Additional Premium: $[redacted]

(2) Additional Period: 12 MONTHS

**ITEM H. POLICY PERIOD PREMIUM:** [redacted]

Authorized Representative

12/11/08
Date

GU 207
(6-78)

## ENDORSEMENT

This endorsement, effective on 8/01/08 at 12:01 A.M. standard time, forms a part of

Policy No. 00 DC 0252127-08 of the TWIN CITY FIRE INSURANCE CO.

Issued to FIDELITY EQUITY AND HIGH INCOME FUNDS

David Zwiener, President

SCHEDULE OF FORMS AND ENDORSEMENTS

| | | | |
|---|---|---|---|
| | RN00N02600 | 05/93 | IN WITNESS PAGE |
| 1 | UE00H02800 | 10/04 | EXCESS SUPPLEMENTARY DECLARATIONS |
| 2 | HG00H00900 | 03/02 | MAILING ADDRESS FOR NOTICE ENDORSEMENT |
| 3 | HG00H06800 | 02/08 | CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM |
| 4 | UE00H04300 | 10/04 | EXCESS ABSOLUTE TIE-IN ENDORSEMENT |
| 5 | UE00H06600 | 12/04 | EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT |
| 6 | UE00H08201 | 12/06 | EXHAUSTION OF UNDERLYING INSURANCE |
| | HG00H00103 | 02/08 | CONFIRMATION OF ACCEPTANCE OF CERTIFIED ACTS OF TERRORISM |
| | HR00H09300 | 02/07 | PRODUCER COMPENSATION NOTICE |

Rev. Ed. Date (04/02)
GU 207 (6-78)

ENDORSEMENT NO: 1

This endorsement, effective 12:01 am, 8/01/08 forms part of policy number 00 DC 0252127-08

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS SUPPLEMENTARY DECLARATIONS

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

**ITEM D. SCHEDULE OF UNDERLYING INSURANCE**, (2) Underlying Excess Policy(ies) of the Declarations is amended to read as follows:

(2) Underlying Excess Policy(ies):

| | |
|---|---|
| Company: | ACE AMERICAN INSURANCE COMPANY |
| Policy Number: | DOX G23656280 001 |
| Limit of Liability: | $15,000,000 excess of $15,000,000 |
| Company: | LONDON UNDERWRITERS |
| Policy Number: | FD0806446 |
| Limit of Liability: | $10,000,000 excess of $30,000,000 |
| Company: | ENDURANCE SPECIALTY INSURANCE, LTD |
| Policy Number: | P001217006 |
| Limit of Liability: | $15,000,000 excess of $40,000,000 |
| Company: | FEDERAL INSURANCE COMPANY |
| Policy Number: | 8210-5061 |
| Limit of Liability: | $10,000,000 excess of $55,000,000 |

All other terms and conditions remain unchanged.

David Zwiener, President

ENDORSEMENT NO: 1

This endorsement, effective 12:01 am, 8/01/08 forms part of policy number 00 DC 0252127-08

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS SUPPLEMENTARY DECLARATIONS

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

**ITEM D. SCHEDULE OF UNDERLYING INSURANCE**, (2) Underlying Excess Policy(ies) of the Declarations is amended to read as follows:

(2) Underlying Excess Policy(ies):

Company: ST. PAUL MERCURY INSURANCE COMPANY

Policy Number: 590CM3378

Limit of Liability: $15,000,000 excess of $65,000,000

Company: CONTINENTAL CASUALTY COMPANY

Policy Number: 287273571

Limit of Liability: $10,000,000 excess of $80,000,000

Company: AXIS INSURANCE COMPANY

Policy Number: MNN 74154610112008

Limit of Liability: $10,000,000 excess of $90,000,000

Company:

Policy Number:

Limit of Liability: ____________ excess of ____________

All other terms and conditions remain unchanged.

David Zwiener, President

# The Hartford

## UNIVERSAL EXCESS™ POLICY

### I. INSURING AGREEMENT

The Insurer designated in the Declarations (a Stock Insurance Company herein called the "Underwriters"), in consideration of the payment of the premium and in reliance upon any application, materials or information made available by or on behalf of the Insured(s) to the Underwriters during the application or proposal process, and subject to all of the terms, conditions and exclusions of this policy, agrees with the Insured(s) as follows:

The Underwriters shall provide the Insured(s) with insurance during the Policy Period which is in excess of the total limits of liability and any retention/deductible under all Underlying Insurance, as set forth in Item D of the Declarations, whether collectible or not.

### II. LIMIT OF LIABILITY

A. It is expressly agreed that liability for any loss shall attach to the Underwriters only after the Primary and Underlying Excess insurers shall have paid the full amount of their respective liability (hereinafter referred to as the "Underlying Insurance") or the Insured(s) shall have paid the full amount of such liability due to the financial insolvency of an insurer of the Underlying Insurance. The Underwriters shall then be liable to pay only such additional amounts up to the Limit of Liability set forth in Item C of the Declarations, which shall be the maximum liability of the Underwriters in each Policy Period.

B. In the event of the reduction or exhaustion of the aggregate limits of liability under the Primary and Underlying Excess Policy(ies) by reason of losses paid thereunder for claims first made while this policy is in force, this policy shall:

(1) in the event of such reduction, continue in force excess of the reduced Primary and Underlying Insurance; or

(2) in the event of exhaustion, continue in force as primary insurance, subject to the Underwriters' Limit of Liability and to the other terms, conditions and exclusions of this policy,

provided always that in the latter event this policy shall only pay excess of the retention/deductible applicable to such primary insurance as set forth in the Primary Policy, which shall be applied to any subsequent loss in the same manner specified in such primary insurance. Notice of exhaustion of Underlying Insurance shall be given the Underwriters upon such exhaustion. Nothing herein shall be construed to provide for any duty on the part of the Underwriters to defend any Insured or to pay defense or any claim expenses in addition to the Limit of Liability set forth in Item C of the Declarations.

C. If the Primary Policy contains a specific grant of coverage that is subject to a sub-limit of liability, then coverage under this policy shall not apply to any claim which is subject to such sub-limit of liability. However, any such claim shall be recognized under this policy solely for purposes of reducing or exhausting, to any extent, the Underlying Insurance.

### III. PRIMARY AND UNDERLYING INSURANCE

A. This policy is subject to the same warranties, terms, conditions, definitions, exclusions and endorsements (except as regards the premium, the amount and limits of liability, and duty to defend, and except as otherwise provided herein) as are contained in or as may be added to the Primary Policy, together with all the warranties, terms, conditions, exclusions and limitations contained in or added by endorsement to any Underlying Excess Policy(ies). In no event shall this policy grant broader coverage than is provided by the most restrictive Primary or Underlying Excess Policy(ies).

B. It is a condition precedent to this policy that the policy(ies) of the Primary and Underlying Excess Insurers shall be maintained in full effect while this policy is in force except for any reduction of the aggregate limits contained therein (as provided for in Section II., B. above).

C. Failure of the Insured to comply with the foregoing shall not invalidate this policy, but in the event of such failure, the Underwriters shall be liable only to the extent that it would have been liable had the Insured complied therewith. To the extent that any Underlying Insurance is not maintained in full effect while this policy is in force, the Insured(s) shall be deemed to be self-insured for the amount of the limit of liability of the Underlying Insurance which is not maintained as set forth above.

## IV. COSTS, CHARGES, EXPENSES AND COOPERATION

A. No costs, charges or expenses for investigation or defense of claims shall be incurred, or settlements made, without the Underwriters' written consent, such consent not to be unreasonably withheld; however, in the event of such consent being given, the Underwriters will pay, subject to the provisions of Section II., such costs, settlements, charges or expenses.

B. The Underwriters may, at their sole option, elect to participate in the investigation, settlement or defense of any claim even if the Underlying Insurance has not been exhausted. The Insured(s) shall, as a condition precedent to their rights under this policy, give to the Underwriters all information and cooperation as the Underwriters may reasonably require and shall do nothing that may prejudice the Underwriters' position or its potential or actual rights of recovery.

## V. GENERAL CONDITIONS

A. Definitions

1. Insured(s) means those individuals and/or entities insured under the Underlying Insurance.
2. Primary Policy means the policy scheduled in Item D(1) of the Declarations.
3. Underlying Excess Policy(ies) means the policy(ies) scheduled in Item D(2) of the Declarations.
4. Underlying Insurance means all those policies scheduled in Item D of the Declarations.
5. Policy Period means the period set forth in Item B of the Declarations, subject to prior cancellation pursuant to Section V. C.

B. Discovery Clause

If the Insured(s) elect and are granted a discovery period or extended reporting period under the Underlying Insurance, then the Insured(s) shall have the same ability to elect a discovery period or extended reporting period under this policy by: (i) satisfying the conditions as set forth in the Underlying Insurance; and (ii) paying the additional premium set forth in Item G(1) of the Declarations. If elected, the discovery period or extended reporting period shall be for the period of time set forth in Item G(2) of the Declarations.

C. Cancellation Clause

The Underwriter may cancel this policy for non-payment of premium by sending not less than ten (10) days notice to the insured(s) at their last known address. The Underwriter may not otherwise cancel this policy. This policy may be cancelled by the Insured(s) in accordance with the conditions of the Underlying Insurance. If the policy shall be cancelled by the Insured(s), the Underwriters shall retain the customary short rate proportion of the premium hereon.

D. Termination of Prior Policy(ies)

The taking effect of this policy shall terminate, if not already terminated, the policy(ies) specified in Item F of the Declarations.

E. Notice

The Underwriters shall be given notice in writing as soon as practicable: (a) in the event of the cancellation or non-renewal of any Underlying Insurance; and (b) of any additional or return premiums charged or paid in connection with any Underlying Insurance.

Any changes in coverage in the Underlying Insurance or any changes in the Insured(s) that would require notice under the Underlying Insurance shall be reported to the Underwriters as soon as practicable and the Insured(s) shall, upon request, furnish the Underwriters with copies of such changes. The Underwriters shall not be subject to such changes without the Underwriter's consent, such consent not to be unreasonably withheld.

In the event any claim is made against any Insured, written notice shall be given to the Underwriters in the same manner as given to the Primary Policy at 2 Park Ave, 5th Floor, New York, NY 10016, ATTN: Hartford Financial Products Claims Division [Fax # (917) 464-5972], and otherwise pursuant to all appropriate notice provisions contained in the Underlying Insurance.

THE HARTFORD

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

**TWIN CITY FIRE INSURANCE COMPANY**
HOME OFFICE - INDIANAPOLIS, INDIANA
ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT
(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)

Brian S. Becker, Secretary

David Zwiener, President

RN 00 N026 00 0593
ILBP 83 01 05 89 RN
00 DC 0252127-08 8/01/08

**THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.**

| | |
|---|---|
| **ENDORSEMENT NO.:** | 2 |
| **This endorsement effective on at 12:01 A.M. standard time** | 8/01/08 |
| **Forms part of Policy Number:** | 00 DC 0252127-08 |
| **Issued to:** | FIDELITY EQUITY AND HIGH INCOME FUNDS |
| **By:** | TWIN CITY FIRE INSURANCE CO. |

## MAILING ADDRESS FOR NOTICE ENDORSEMENT

**I. Notice of Claim or Wrongful Act**

A. It is hereby understood and agreed that a notice of any claim or wrongful act shall be given in writing to the following:

*THE HARTFORD*
*CLAIMS DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

*FACSIMILE: (212) 277-0915*

B. It is hereby understood and agreed that where it is stated in the policy or declarations page that a notice of any claim or wrongful act shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted in its entirety and replaced with the following:

Notice of any claim or wrongful act shall be given in writing to the following:

*THE HARTFORD*
*CLAIMS DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

*FACSIMILE: (212) 277-0915*

II. <u>All Other Notices</u>

A. **All notices for a claim or wrongful act must be mailed to the address as specified above in Item (I) of this endorsement.**

B. It is hereby understood and agreed that all notices, except for a notice of claim or wrongful act, shall be given in writing to the following:

*THE HARTFORD*
*COMPLIANCE DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

C. With the exception of notice of a claim or wrongful act, it is hereby understood and agreed that where it is stated in the policy or declarations page that a notice shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted in its entirety and replaced with the following:

All notices, except for a notice of claim or wrongful act, shall be given in writing to the following:

*THE HARTFORD*
*COMPLIANCE DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

All other terms and conditions of the policy remain unchanged.

**ENDORSEMENT NO: 3**

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252127-08

**issued to:** FIDELITY EQUITY AND HIGH INCOME FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM

This endorsement modifies insurance provided under all lines of insurance in this policy subject to the Terrorism Risk Insurance Act.

### A. Disclosure Of Federal Participation In Payment Of Terrorism Losses

The United States Department of the Treasury will pay a share of terrorism losses insured under the federal program. The federal share equals 85% of that portion of such insured losses that exceed the applicable insurer deductible. However, if aggregate insured losses attributable to "certified acts of terrorism" under the Terrorism Risk Insurance Act, as amended (TRIA), exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of such losses that exceeds $100 billion.

### B. Cap On Certified Terrorism Losses

A "certified act of terrorism" means any act that is certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism. The criteria contained in TRIA, for a "certified act of terrorism" include the following:

1. The act resulted in insured losses in excess of $5 million in the aggregate, attributable to all types of insurance subject to TRIA; and

2. The act resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of an United States mission; and

3. The act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

If aggregate insured losses attributable to "certified acts of terrorism" under TRIA, exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under TRIA, we shall not be liable for the payment of any portion of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

### C. Application Of Other Exclusions

The terms and limitations of any terrorism exclusion, or the inapplicability or omission of a terrorism exclusion, do not serve to create coverage for any loss which would otherwise be excluded under this Coverage Part or Policy, such as losses excluded by the Nuclear Hazard Exclusion, War Exclusion or the War And Military Action Exclusion.

All other terms and conditions remain unchanged.

David Zwiener, President

**ENDORSEMENT NO: 4**

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252127-08

**issued to:** FIDELITY EQUITY AND HIGH INCOME FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS ABSOLUTE TIE-IN ENDORSEMENT

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

Notwithstanding the amount specified in ITEM C. LIMIT OF LIABILITY of the Declarations, it is agreed that the maximum combined Limit of Liability for this policy 00 DC 0252127-08 and policy No. FI 0252161 shall be $10,000,000.

All other terms and conditions remain unchanged.

David Zwiener, President

ENDORSEMENT NO: 5

This endorsement, effective 12:01 am, 8/01/08 forms part of policy number 00 DC 0252127-08

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

1. This policy is part of a quota share participation arrangement between the Participating Insurance Company(ies) and the Insured (the "Program") which provides a $50,000,000 Limit of Liability excess of the Underlying Insurance and consists of the following:

| Participating Insurer | Participating Insurance Policy No. | Participating Insurer's Limit of Liability | Participating Insurer's Percentage |
|---|---|---|---|
| TWIN CITY FIRE INSURANCE COMPANY | 00 DC 0252127-08 | 10,000,000 | 20% |
| LONDON UNDERWRITERS | FD0806456 | 12,000,000 | 24% |
| NATIONAL CASUALTY COMPANY | XMO 0800022 | 10,000,000 | 20% |
| HOUSTON CASUALTY COMPANY | 24-MG-08-A9260 | 7,500,000 | 15% |
| AIG EXCESS LIABILITY INSURANCE LTD. | 0996664 | 5,500,000 | 11% |
| CATLIN SPECIALTY INSURANCE COMPANY | XSP 92188-0808 | 5,000,000 | 10% |

2. Each Participating Insurance Company shall be liable only for its own percentage of each covered loss, subject to its own limit of liability.

3. Each Participating Insurance Company shall:

   A. receive notice of any claim submitted for coverage under the Program;

   B. make its own determination of whether loss is covered under the Program; and

   C. elect whether to participate in the investigation, settlement or defense of any claim.

4. The liability of each Participating Insurance Company shall be several and not joint. The failure, refusal or inability of any Participating Insurance Company to pay covered loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurance Company.

All other terms and conditions remain unchanged.

David Zwiener, President

**ENDORSEMENT NO:** 6

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252127-08

**issued to:** FIDELITY EQUITY AND HIGH INCOME FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXHAUSTION OF UNDERLYING INSURANCE

This endorsement modifies insurance provided under:

**UNIVERSAL EXCESS POLICY**

Section **II. LIMIT OF LIABILITY**, A., is deleted and replaced by the following:

A. It is expressly agreed that liability for any covered Loss shall attach to the Underwriters only after the Primary and Underlying Excess insurers or the Insured shall have paid the full amount of their respective liability for such covered Loss. If the Insured shall pay, in the applicable legal currency, any such covered Loss, then the Underwriters shall recognize such payment for the depletion of the respective limits of liability of the Underlying Insurance. In no way shall such payment by the Insured constitute a waiver of any terms, conditions or exclusions of the Underlying Insurance or this policy. The Underwriters shall then be liable to pay only such additional amounts up to the Limit of Liability set forth in Item C of the Declarations, which shall be the maximum liability of the Underwriters in each Policy Period.

All other terms and conditions remain unchanged.

David Zwiener, President

Named Insured: FIDELITY EQUITY AND HIGH INCOME FUNDS

Policy Number: 00 DC 0252127-08

Effective Date: 8/01/08

Insurer: TWIN CITY FIRE INSURANCE CO.

## DISCLOSURE PURSUANT TO TERRORISM RISK INSURANCE ACT

## CONFIRMATION OF ACCEPTANCE OF CERTIFIED ACTS OF TERRORISM

We previously notified you that in accordance with the federal Terrorism Risk Insurance Act, as amended (TRIA), we must make "certified acts of terrorism" coverage available in the policies we offer.

"Certified act of terrorism" means an act that is certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism. The criteria contained in TRIA for "certified act of terrorism" include the following:

1. The act resulted in insured losses in excess of $5 million in the aggregate, attributable to all types of insurance subject to TRIA; and
2. The act resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of an United States mission; and
3. The act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals acting as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Any coverage for terrorist acts certified under TRIA made available in our policies is partially reinsured by the United States Department of the Treasury under a formula established by the Act. Under this formula, the federal share equals 85% of that portion of such insured losses that exceeds the applicable insurer deductible. However, if aggregate insured losses attributable to terrorist acts certified under TRIA exceed $100 billion in a Program Year (January 1 through December 31) the Treasury will not make any payment for any portion of the amount of such losses that exceeds $100 billion.

If aggregate insured losses attributable to terrorist acts certified under TRIA exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion and, in such case, insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

At that time we advised you that you will not be required to pay a premium for "certified acts of terrorism" coverage at this time. As a result of our notification, you have accepted "certified acts of terrorism" coverage. If, upon renewal of your policy, a premium is going to be charged for "certified acts of terrorism" coverage, we will provide you with notification of what that premium will be.

By accepting coverage for "certified acts of terrorism", we reserve the right to exclude coverage for losses that are not eligible for federal reinsurance under the Act.

THE HARTFORD

**Producer Compensation Notice**

You can review and obtain information on The Hartford's producer compensation practices at www.thehartford.com or at 1-800-592-5717.

AIG CAT EXCESS LIABILITY℠
29 RICHMOND ROAD
PEMBROKE HM08, BERMUDA
WWW.AIGCATEXCESS.COM

# AIG EXCESS LIABILITY INSURANCE INTERNATIONAL LIMITED

AIG

## PREMIER EXCESS℠

## EXCESS FINANCIAL LINES INSURANCE POLICY

**NOTICE:** THIS POLICY DOES NOT PROVIDE ANY DUTY TO DEFEND. THE COVERAGE UNDER THIS POLICY IS GENERALLY LIMITED TO CLAIMS MADE AND REPORTED DURING THE POLICY PERIOD WITH DEFENSE EXPENSES INCLUDED IN THE LIMITS OF LIABILITY. THE LIMITS OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS SHALL BE REDUCED BY EXPENSES INCURRED FOR COVERED LEGAL DEFENSE.

**NOTICE:** THIS POLICY SHALL FOLLOW ALL THE TERMS AND CONDITIONS OF THE FOLLOWED POLICY EXCEPT AS HEREIN STATED. TERMS DEFINED IN THE FOLLOWED POLICY ARE USED HEREIN WITH THE MEANING ASSIGNED TO THEM IN THE FOLLOWED POLICY UNLESS OTHERWISE INDICATED.

## DECLARATIONS

**POLICY NO.: 0996663**

**ITEM 1:** NAMED INSURED: Fidelity Fixed Income and Asset Allocation Funds

ADDRESS: 82 Devonshire Street, Mail Zone V6D
Boston, MA 02109
USA

**ITEM 2:** POLICY PERIOD: From: August 1, 2008 To: July 1, 2009
(12:01 a.m. Standard Time at the address stated in Item 1)

**ITEM 3:** LIMIT OF LIABILITY: US$5,500,000 Part of US$50,000,000 in the aggregate
(including Defense Costs)

EXCESS OF TOTAL UNDERLYING LIMITS OF: US$100,000,000

**ITEM 4:** UNDERLYING INSURANCE

<u>Followed (Primary) Policy:</u>

| | |
|---|---|
| Issued By: | American International Specialty Lines Insurance Company |
| Policy No.: | 00-682-03-33 |
| Limit of Liability: | $15,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a.m., Standard Time at the address stated in Item 1) |

<u>First Excess:</u>

| | |
|---|---|
| Issued By: | ACE American Insurance Company |
| Policy No.: | DOX G23656280 001 |
| Limit of Liability: | $15,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a.m., Standard Time at the address stated in Item 1) |

**AIG Cat Excess Liability℠**

# DECLARATIONS (cont'd)

**POLICY NO.: 0996663**

| | |
|---|---|
| **Second Excess:** | |
| Issued By: | Lloyd's of London |
| Policy No : | FD0806446 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a m , Standard Time at the address stated in Item 1) |
| **Third Excess:** | |
| Issued By: | Endurance Specialty Insurance Ltd |
| Policy No : | P001217006 |
| Limit of Liability: | $15,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a m , Standard Time at the address stated in Item 1) |
| **Fourth Excess:** | |
| Issued By: | Federal Insurance Company |
| Policy No : | 8210-5061 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a m , Standard Time at the address stated in Item 1) |
| **Fifth Excess:** | |
| Issued By: | St Paul Mercury Insurance Company |
| Policy No : | 590CM3424 |
| Limit of Liability: | $15,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a m , Standard Time at the address stated in Item 1) |
| **Sixth Excess:** | |
| Issued By: | Continental Casualty Company |
| Policy No : | 287273571 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a m , Standard Time at the address stated in Item 1) |
| **Seventh Excess:** | |
| Issued By: | Axis Insurance Company |
| Policy No : | MNN 741646/01/2008 |
| Limit of Liability: | $10,000,000 |
| Policy Period: | August 1, 2008 to July 1, 2009<br>(12:01 a m , Standard Time at the address stated in Item 1) |

| | | |
|---|---|---|
| ITEM 5: | PENDING & PRIOR DATE: | **August 1, 2008** |
| ITEM 6: | PREMIUM: | US[redacted] |
| ITEM 7: | A DISCOVERY PERIOD PREMIUM: | 150 % of premium set forth in Item 6 above |
| | B DISCOVERY PERIOD: | 12 months |

AIG Cat Excess Liability℠

## DECLARATIONS (cont'd)

**POLICY NO.: 0996663**

ITEM 8: ADDRESS OF INSURER FOR ALL NOTICES UNDER THIS POLICY:

| | | |
|---|---|---|
| A CLAIMS | Via e-mail to: | highexcessclaims@aig.com |
| | Via Easy-Link Fax: | 866-616-8753 |
| | Via mail to: | AIGDC – High Excess Claims Department<br>160 Water Street, 19th Floor<br>New York, NY 10038 |

B ALL OTHER NOTICES PER SECTION II A 1

AIG Excess Liability Insurance International Limited
American International Building
29 Richmond Road
Pembroke HM08 Bermuda
Attn: Financial Lines Underwriting Department

ITEM 9: ENDORSEMENTS EFFECTIVE AT INCEPTION: Four (4)

| | |
|---|---|
| 624.01 | Coverage Territory Endorsement |
| 618.02 | Prior Acts Exclusion |
| 612.02 | Quota Share Participation |
| MANU | Tie In of Limits with Bond |

BROKER: Aon (Bermuda) Limited
Cumberland House
1 Victoria Street
Hamilton HM11

The INSURER hereby causes this Policy to be signed on the Declarations page by a duly authorized representative of the Insurer

**Authorized Representative**

**November 20, 2008**
**Date**

AIG Cat Excess Liability™

# PREMIER EXCESS℠

## EXCESS FINANCIAL LINES INSURANCE POLICY

In consideration of premium paid and subject to the Declarations and Endorsements made a part hereof and the terms, conditions and limitations set forth herein and therein, AIG EXCESS LIABILITY INSURANCE INTERNATIONAL LIMITED herein, the "Insurer", agrees as follows:

I. INSURING CLAUSE

The Insurer shall pay the Insured as defined in the Followed Policy (also referred to herein as the "Insured") for Loss by reason of exhaustion by payments of all applicable underlying limits by either the Underlying Insurers as specified in Item 4 of the Declarations or the Insured, subject to:

A the terms and conditions of the Followed Policy as in effect the first day of the Policy Period;

B the Limit of Liability as stated in Item 3 of the Declarations; and

C the terms and conditions of, and the endorsements attached to, this Policy

Notwithstanding the above, this Policy shall not provide coverage broader than that provided by any Underlying Insurance, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to by the Insurer herein or in a written endorsement attached hereto

II. TERMS AND CONDITIONS

A NOTICE AND LOSS PROVISIONS

1 Any notice required to be given by the terms of the Underlying Insurance shall be given to the Insurer at the address indicated in Item 8 of the Declarations

2 This Policy shall follow the notice of claim provisions of the Followed Policy, except as stated otherwise herein

3 The Insured shall give the Insurer such information, assistance and cooperation as the Insurer may reasonably request and as shall be in the Insured's power and shall do nothing that may prejudice the Insurer's position or potential rights of recovery

4 The Insurer shall maintain full and complete claims control as respects its portion of any claims or losses arising under this Policy The Insurer shall have the right, in its sole discretion, but not the obligation, to effectively associate with the Insured in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer, including but not limited to effectively associating in the negotiation of a settlement Only those settlements, stipulated judgments and defense costs which have been consented to by the Insurer shall be recoverable as Loss under the terms of this Policy The Insurer's consent shall not be unreasonably withheld, provided that the Insurer shall be entitled to effectively associate in the defense and the negotiation of any settlement of any claim in order to reach a decision as to reasonableness

B REPRESENTATIONS AND WARRANTY STATEMENTS

The Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty statements, any attachments thereto and any other materials submitted for this Policy and any Underlying Insurance, which shall be deemed attached hereto and made a part hereof

C FOLLOWING FORM

1 This Policy, except as herein stated, is subject to all terms, conditions, agreements and limitations of the Underlying Insurance in all respects as in effect on the date hereof The Insured shall furnish to the Insurer copies of all proposed rewrites or changes by endorsement or otherwise to the Underlying Insurance prior to the effective date of such rewrites or changes The Insured

agrees that should any change to the Underlying Insurance be made by rewrite, endorsement or otherwise, such change shall not be effective as to this Policy without the prior written consent of the Insurer, which consent shall be at the sole discretion of the Insurer and endorsed hereon It is further agreed, should any change of this Policy be approved, then the premium hereon may be adjusted accordingly.

2 In the event of the depletion of the limits of liability of the Underlying Insurance solely as a result of payment of losses thereunder, by the Underlying Insurers and/or the Insured, this Policy shall, subject to the limit of liability set forth in Item 3 of the Declarations and to the other terms of this Policy, continue to apply for subsequent losses as excess insurance over the amount of insurance remaining under such Underlying Insurance In the event of the exhaustion of all of the limits of liability of such Underlying Insurance solely as a result of payment of losses thereunder, by the Underlying Insurers and/or the Insured, the remaining limits available under this Policy shall, subject to the Limit of Liability as set forth in Item 3 of the Declarations and to the other terms of this Policy, continue for subsequent losses as primary insurance and any retention specified in the Followed Policy shall be imposed under this Policy.

3 The Insurer's obligations under this Policy shall not be increased, expanded or otherwise changed, nor shall the Insurer drop down or make any payment for any reason including, but not limited to, the receivership, insolvency, or inability or refusal to pay of any Underlying Insurer, the cancellation of the Underlying Insurance or the existence of any State Amendatory endorsement or a sub-limit of liability in the Underlying Policy In the event of the receivership, insolvency, or inability or refusal to pay of any Underlying Insurer, or the cancellation of any Underlying Insurance, the Insured may pay any Losses otherwise payable under the Underlying Insurance and such payments shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Insurance Payments made by Underlying Insurers under any State Amendatory endorsement or sub-limit of liability shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Insurance but this Policy shall not follow such amendatory endorsement or sub-limit of liability.

D CANCELLATION OF UNDERLYING INSURANCE

The Insured shall give notice to the Insurer as soon as practicable of the cancellation of any Underlying Insurance

In the event any Underlying Insurance shall be cancelled by the insurer thereon (other than for non-payment of premiums), this Policy shall continue in full force and effect for the remainder of the Policy Period and the Insurer shall be liable to the same extent that it would have been liable if such Underlying Insurance had remained in effect.

E CANCELLATION CLAUSE

This Policy shall follow the cancellation terms of the Followed Policy except that in the event the Insurer cancels this Policy for non-payment of premium, this Policy shall be void as of the inception date of the Policy Period.

F ALTERNATIVE DISPUTE RESOLUTION

1 It is agreed that any dispute arising out of or in connection with this policy, including any question regarding its existence, validity or termination, shall be referred to and fully and finally resolved solely by Arbitration or Alternative Dispute Resolution (ADR).

2 This policy shall follow the terms of the applicable Followed Policy with respect to Arbitration or ADR only when said terms require the dispute to proceed either in Hamilton, Bermuda or London, England

3 In the event the applicable Followed Policy does not provide for Arbitration or ADR in either Hamilton, Bermuda or London, England, the Arbitration or ADR shall take place in either of the following venues and under the procedural laws for such Arbitration or ADR:

(a) Arbitration held in Hamilton, Bermuda under The Bermuda International Conciliation and Arbitration Act of 1993 (exclusive of the Conciliation Part of such act), as may be amended and supplemented, which Act is deemed incorporated by reference hereto, or

(b) Arbitration held in London, England under the English Arbitration Act of 1996, as may be amended and supplemented, which Act is deemed incorporated by reference hereto

4 Where the Insured and Insurer are parties to the dispute, the Insured shall make the selection referenced in paragraph 3 above Where the Insurer and a party deriving rights through or asserting rights on behalf of the insured are parties to the dispute, the Insurer shall make the selection referenced in paragraph 3 above

5 The number of arbitrators shall be three.

6 Each party shall bear the costs of its own arbitrator. The remaining cost of arbitration shall be borne equally by the parties.

7 All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by the Arbitration Board

G CHOICE OF LAW

This Policy shall be construed and enforced in accordance with the internal laws of the law set forth in the applicable Followed Policy (with the exception of the procedural law of the venue selected under Clause F (2) or F (3) above), except insofar as such laws may prohibit payment hereunder in respect of punitive damages, in which event Clause I below shall be construed and enforced in accordance with the laws of Bermuda; provided, however, that, notwithstanding any legal principles to the contrary, the warranties, terms, conditions, exclusions and limitations of this Policy are to be construed in an evenhanded fashion between the Insured and the Insurer

H PENDING & PRIOR EXCLUSION

This Policy shall follow any exclusion in the Followed Policy regarding pending or prior litigation, administrative, regulatory or other proceedings, investigations, demands, suits, orders, decrees or judgments The applicable date for determining whether any such matter is "pending or prior" for the purpose of such exclusion in this Policy shall be the Pending & Prior Date set forth in Item 5 of the Declarations

I PUNITIVE DAMAGES

This Policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Policy However, if in the Underlying Insurance coverage for punitive damages is solely contingent on the insurability of such damages under applicable law then this Policy shall provide coverage for punitive damages

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed by its authorized officer and signed on the Declarations Page by a duly authorized representative

AUTHORIZED DIRECTOR

**ENDORSEMENT NO:** 1
This endorsement, effective: August 1, 2008
(at 12:01 A.M. prevailing time at the address shown in Item 1 of the Declarations)
forms a part of Policy number: 0996663
Issued to: Fidelity Fixed Income and Asset Allocation Funds
by: **AIG Excess Liability Insurance International Limited**

# COVERAGE TERRITORY ENDORSEMENT

*This endorsement modifies insurance provided under this policy as follows*

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U. S. Treasury Department's Office of Foreign Assets Control ("OFAC").

All other terms, conditions and exclusions remain unchanged.

**Authorized Representative**

Date of Issuance: November 20, 2008
(624 01) OFAC Endorsement

| | |
|---|---|
| **ENDORSEMENT NO:** | 2 |
| This endorsement, effective: | August 1, 2008 |

(12:01 AM prevailing time at the address set forth in Item 1 of the Declarations of this Policy.)

| | |
|---|---|
| forms a part of policy number: | 0996663 |
| Issued to: | Fidelity Fixed Income and Asset Allocation Funds |
| by: | **AIG Excess Liability Insurance International Limited** |

**PRIOR ACTS EXCLUSION**

In consideration of the premium charged, it is hereby understood and agreed that the Insurer shall not be liable for Loss in connection with any claim made alleging a Wrongful Act which occurred prior to August 1, 2008. This policy only provides coverage for Loss arising from a claim alleging a Wrongful Act occurring on or after August 1, 2008 and prior to the end of the Policy Period and otherwise covered by this policy. Loss(es) arising out of the same or related Wrongful Act(s) shall be deemed to arise from the first such same or related Wrongful Act.

All other terms, conditions and exclusions remain unchanged.

**Authorized Representative**

Date of Issuance: November 20, 2008
[618 02] Prior Acts Exclusion

**ENDORSEMENT NO:** 3
This endorsement, effective: August 1, 2008
(12:01 AM prevailing time at the address set forth in Item 1 of the Declarations of this Policy.)
forms a part of policy number: 0996663
Issued to: Fidelity Fixed Income and Asset Allocation Funds
by: **AIG Excess Liability Insurance International Limited**

## QUOTA SHARE PARTICIPATION ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that **ITEM 3:** LIMIT OF LIABILITY of the Declarations is deleted and replaced with the following:

**ITEM 3.** LIMIT OF LIABILITY: US$5,500,000 quota share part of US$50,000,000 excess of US$100,000,000 aggregate for all Coverages combined (including Defense Costs).

It is further understood and agreed that Section **II. TERMS AND CONDITIONS,** clause C. FOLLOWING FORM, paragraph 2 is amended by the addition of the following:

This Policy shall pay only 11% of all covered Loss excess of US$100,000,000 subject to a maximum aggregate Limit of Liability of US$5,500,000 . The obligation of **AIG Excess Liability Insurance International Limited** to pay for Loss is several and not joint of the obligation of any other participating quota share insurer or any other insurer.

All other terms, conditions and exclusions remain unchanged.

**Authorized Representative**

Date of Issuance: November 20, 2008
(612 02) Quota Share Participation Endorsement

**ENDORSEMENT NO:** 4
This endorsement, effective: August 1, 2008
(at 12:01 A.M. prevailing time at the address shown in Item 1 of the Declarations)
forms a part of Policy number: 0996663
Issued to: Fidelity Fixed Income and Asset Allocation Funds
by: **AIG Excess Liability Insurance International Limited**

## TIE-IN LIMITS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the combined Limits of Liability of the Insurer for all claims both under this Policy, and also under Policy No. 0996665 issued to **Fidelity Fixed Income and Asset Allocation Funds** by **AIG Excess Liability Insurance International Limited**, shall be $5,500,000.

Accordingly, the Limits of Liability for Loss under this Policy shall be reduced by Loss incurred under Policy No. 0996665 because the Limits of Liability under Policy No. 0996665 are part of and not in addition to the Limits of Liability of this Policy.

Nothing in this endorsement shall be construed to increase the Insurer's Limits of Liability set for in the Declarations page of Policy No. 0996665 which shall remain the maximum liability of the Insurer for claims under such Policy, or the Insurer's Limits of Liability under this Policy as set forth in **Item 3** of the **Declarations**, which shall remain the maximum liability of the Insurer for claims under this Policy.

It is further understood and agreed that the Insurer shall not recognize any erosion of the Underlying Limits due to Loss paid by any Underlying Insurers under such insurer's respective Underlying Policy, as a result of the operation of this Tie-In Limits Endorsement or similar Tie-In Limits endorsement of any Underlying Insurers.

All other terms, conditions and exclusions remain the same.

**Authorized Representative**

# POLICYHOLDERS NOTICE

## POLICYHOLDER SERVICES ENHANCEMENT – PATROL[SM] ACCESS

**AIG Cat Excess Liability**[SM] offers its clients access to AIG's Planning and Tracking Response Online (PATROL) program as a complimentary service.

The PATROL program is a crisis management tool that provides access to a global network of leading crisis preparation and response companies. AIG Cat Excess Liability clients can order crisis-related services and respond to an event while tracking developments on-line, in real-time. Services include, but are not limited to: business intelligence, investigation, employee protection, chemical and bio-terrorism planning and response, physical security, pollution response, workplace violence prevention and response, medical and political evacuation, public relations and background checks. The PATROL program can be accessed at **https://www.aigpatrol.com**.

The PATROL program is provided at no cost to the policyholder and no premium has been allocated for the program. As such, the Insurer reserves the right to change the conditions of, or discontinue offering access to, the PATROL program at the Insurer's sole discretion and without further notice to the policyholder.

94513 (10/07)

# EXCESS INSURANCE POLICY DECLARATIONS

CATLIN

| Policy No.: XSP-92190-0808 | Renewal of Policy No.: NEW |
|---|---|

**NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.**

| INSURER | UNDERWRITING OFFICE | PRODUCER |
|---|---|---|
| **Catlin Specialty Insurance Company**<br>3340 Peachtree Road N.E.<br>Suite 2950<br>Atlanta, GA 30326 | **Catlin, Inc.**<br>140 Broadway, 43rd Floor<br>New York, NY 10005 | **Aon Risk Services Inc**<br>55 East 52nd Street, 38th Floor<br>New York, NY 10055 |

Terms appearing in bold are defined in the Policy.

Item 1. **Named Insured:** Fidelity Fixed Income and Asset Allocation Funds
Principal Address: 82 Devonshire Street
Boston, MA 02109

Item 2. **Policy Period:**
From: 08/01/2008 at 12:01 a.m. (local time at the address stated in Item 1.)
To: 07/01/2009 at 12:01 a.m. (local time at the address stated in Item 1.)

Item 3. Limit of Liability: $5,000,000.00

Item 4. **Followed Policy:**

| Insurer | Coverage(s) | Policy Number |
|---|---|---|
| American International Specialty Lines Insurance Company | Financial Institutions Bond | 641-20-54 |

Item 5. Schedule of **Underlying Insurance:**

| Insurer | Policy Number | Limit(s) | Excess of | Policy Period |
|---|---|---|---|---|
| **See Attached Schedule** | | | | |

Item 6. Pending or Prior Date: 08/01/2008

Item 7. Premium: $[redacted]
Additional Premium for the Discovery Period: 150%

PLXS 001 1408

| Item 8. Notices to **Insurer:** | |
|---|---|
| Claims:<br><br>Claim Manager – Professional Liability<br>Catlin, Inc.<br>140 Broadway, 43rd Floor<br>New York, NY 10005<br>E-mail: catlinclaimspl@catlin.com | All Other Notices:<br><br>Underwriting Manager – Professional Liability<br>Catlin, Inc.<br>140 Broadway, 43rd Floor<br>New York, NY 10005 |
| Item 9. Endorsements Applicable to Coverage at Inception of Policy:<br>See Schedule of Forms and Endorsements | |

**THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS POLICY, ALL MATERIALS SUBMITTED THEREWITH OR MADE A PART THEREOF AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE POLICY.**

This Policy shall not be valid unless also signed by another duly authorized representative of the **Insurer.**

| | |
|---|---|
| Countersigned: [signature] | By: [signature] |
| Date: 01/26/2009 | Authorized Representative: John Van Decker |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

# SCHEDULE OF FORMS AND ENDORSEMENTS

| **Named Insured** | | |
|---|---|---|
| Fidelity Fixed Income and Asset Allocation Funds | | |
| **Policy Number** | **Policy Period** | |
| XSP-92190-0808 | From 08/01/2008 | To 07/01/2009 |

| **Forms and Endorsements** | |
|---|---|
| PLXS001 0408 | Excess Liability Policy Declarations |
| PLXS050 0507 | Excess Liability Insurance Policy |
| PLXS300 0608 | Schedule of Underlying Insurance |
| ABAP401 0807 | In Witness Endorsement |
| ManEnd1 | Tie In Limits Endorsement - Mutual Fund D&O/E&O Policy |
| ManEnd2 | Reduction or Exhaustion By Underlying Insurers And/Or Insureds Endorsement |
| PNAP003 0108 | U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") |
| PNAP001 0108 | Notice to Policyholders - Fraud Notice |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

# SCHEDULE OF UNDERLYING INSURANCE

| | | |
|---|---|---|
| **Named Insured:** Fidelity Fixed Income and Asset Allocation Funds | | |
| **Policy Number:** XSP-92190-0808 | **Policy Period** From: 08/01/2008 | To: 07/01/2009 |

Item 5. Schedule of **Underlying Insurance**:

| Insurer | Policy Number | Limit(s) | Excess of | Policy Period |
|---|---|---|---|---|
| American International Specialty Lines Insurance Company | 641-20-54 | $15,000,000 | Retentions | 07/01/2008 – 07/01/2009 |
| ACE American Insurance Company | DOX G21661612 003 | $15,000,000 | $15,000,000 | 07/01/2008 – 07/01/2009 |
| Lloyd's of London | FD0804541 | $10,000,000 | $30,000,000 | 07/01/2008 – 07/01/2009 |
| Endurance Specialty Insurance Ltd. | P006738003 | $15,000,000 | $40,000,000 | 07/01/2008 – 07/01/2009 |
| Federal Insurance Company | 8204-7565 | $10,000,000 | $55,000,000 | 07/01/2008 – 07/01/2009 |
| St. Paul Mercury Insurance Company | 490PB1953 | $15,000,000 | $65,000,000 | 07/01/2008 – 07/01/2009 |
| Continental Casualty Company | 287042198 | $10,000,000 | $80,000,000 | 07/01/2008 – 07/01/2009 |
| Axis Insurance Company | MNN 727586/01/2008 | $10,000,000 | $90,000,000 | 07/01/2008 – 07/01/2009 |

# Excess Insurance Policy

CATLIN

**NOTICE: UNLESS OTHERWISE PROVIDED IN THE UNDERLYING INSURANCE, THIS POLICY SHALL ONLY APPLY TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. PLEASE READ THIS POLICY CAREFULLY.**

In consideration of the payment of the premium, and in reliance upon the statements made in the **Application**, which is incorporated into this Policy and forms a part hereof, the insurer identified on the Declarations, herein called the "**Insurer**," agrees as follows:

## I. Insuring Agreement

This Policy provides the **Insureds** with insurance excess of the **Underlying Insurance** for **Claims** during the **Policy Period**. Except as specifically set forth in this Policy or in any written endorsement attached to this Policy, the coverage afforded by this Policy applies in conformance with: (1) the terms, conditions, exclusions and limitations of the **Followed Policy** as they existed on the inception date of this Policy; and (2) any narrower or more restrictive terms of the other **Underlying Insurance**, to the extent the coverage of the **Followed Policy** is limited or restricted by the terms of such other **Underlying Insurance**. This Policy shall not provide coverage broader than that provided by the **Underlying Insurance** unless the **Insurer** specifically agrees to grant such broader coverage herein or by written endorsement attached to this Policy.

## II. Definitions

A. "**Application**" means:

1. the application for this Policy, for the **Underlying Insurance** and for any policy of which this Policy or the **Underlying Insurance** is a direct or indirect renewal or replacement, any attachment to any such application(s), any other materials submitted with or incorporated into any such application(s) and any documents submitted in connection with the underwriting of any such policy (ies); and,
2. to the extent made by or required of the **Insureds:**

any public documents filed prior to the inception date of this Policy by the **Named Insured** with the Securities and Exchange Commission or any similar federal, state, local or foreign regulatory body, and any other written public statement or certification required by law to be made by the chief executive officer, chief financial officer or other executive officer of the **Named Insured** regarding the accuracy, completeness or adequacy of such **Insured's** financial statements, SEC filings, or internal controls;

whether or not such public documents, statements or certifications are furnished to the **Insurer**.

The **Insureds** agree that all warranties and representations contained in the **Application** are deemed made to the **Insurer**. The **Insureds** agree further that the **Application** is deemed attached to and incorporated into this Policy.

B. "**Claim**" has the same meaning as attributed to that term in the **Followed Policy**.
C. "**Followed Policy**" means the policy identified in Item 4. of the Declarations.
D. "**Insureds**" means any natural persons or entities extended coverage in the **Followed Policy**.
E. "**Named Insured**" means the entity identified in Item 1 of the Declarations.

F. "**Policy Period**" means the period of time from the inception date and time stated in Item 2. of the Declarations to the earlier of the expiration date and time stated in Item 2. of the Declarations or the effective date and time of the cancellation of this Policy.

G. "**Underlying Insurance**" means the **Followed Policy** and all Underlying Excess Policies identified in Item 5. of the Declarations, and "**Underlying Insurers**" means the insurers of the **Underlying Insurance**.

H. "**Underlying Limits**" means an amount equal to the aggregate of all the limits of the **Underlying Insurance** combined (excess of their retentions).

**III. Limit of Liability**

The Limit of Liability stated in Item 3. of the Declarations is the limit of the **Insurer's** liability for all amounts arising out of all **Claims**. The Limit of Liability for the Discovery Period (if applicable) is part of, and not in addition to, the Limit of Liability for the **Policy Period**.

**IV. Reduction or Exhaustion of Underlying Insurance**

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**. Liability for any amount shall attach to the **Insurer** only after the **Underlying Insurers** shall have paid the full amount of the **Underlying Limits** and the **Insureds** shall have paid the full amount of the applicable retention amounts and any other financial obligation under the **Underlying Insurance**.

B. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers**, this Policy shall continue as excess insurance over the reduced **Underlying Limits**.

C. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers**, this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy**, which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

D. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

E. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

**V. Maintenance of Underlying Insurance**

A. It is a condition of this Policy that the **Underlying Insurance** shall be maintained in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the aggregate limits contained therein by reason of amounts paid thereunder (as provided for in Section IV. above). Except as provided in Section X., below, failure to comply with this condition will not invalidate this Policy; however, the **Insurer** shall not be liable under this Policy to any greater extent than it would have been if there had been full compliance with this condition. If for any reason the underlying insurance is not maintained, then the **Insureds** will be deemed to be self-insured for that amount of the limit(s) of liability that were not maintained. Notwithstanding anything to the contrary in this Policy, all coverage under this Policy will be void from its inception in the

event that any **Underlying Insurance** is rescinded by agreement or legal process for fraud or other material misrepresentation by the **Insured**.

B. If, during the **Policy Period** or any Discovery Period, the terms, conditions, exclusions or limitations of any **Underlying Insurance** are changed in any manner, as a condition precedent to their rights under this Policy the **Insureds** shall give to the **Insurer** written notice of the full particulars thereof, as soon as practicable, but in no event later than thirty (30) days following the effective date of such change(s). The coverage provided by this Policy shall apply in conformance with such change(s) only: (1) upon the effective date of the change(s) in the **Underlying Insurance**; and (2) if the **Insurer** agrees to follow such change(s) by written endorsement attached to this Policy, the **Named Insured** agrees to any additional premium and/or amendment of the provisions of this Policy the **Insurer** requires and the **Named Insured** pays any such additional premium when due.

## VI. Exclusions

In addition to such exclusions or limitation stated in any **Underlying Insurance**, this Policy provides no coverage in connection with any **Claim** arising out of, based upon or in consequence of, directly or indirectly resulting from or in any way involving:

A. any demand, suit, proceeding or other claim, or any investigation of which any **Insured** had notice, pending on or prior to the Pending or Prior Date stated in Item 6. of the Declarations;

B. any fact, matter, circumstance, situation, transaction or event underlying or alleged in such demand, suit, proceeding, claim or investigation;

C. any other fact, matter, circumstance, situation, transaction or event which has been the subject of written notice given to any prior Insurer;

regardless of the legal theory upon which such **Claim** is predicated.

## VII. Notice of Claims

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall, contemporaneously with and according to the terms of the **Followed Policy**, give written notice of any **Claim** to the **Insurer** at the address indicated in Item 8. of the Declarations.

## VIII. Claim Participation

A. The **Insurer** shall have the right but not the obligation to associate with the **Insureds** in the defense, investigation and settlement of any **Claim**, even if the **Underlying Insurance** has not been exhausted. The **Insureds** shall give the **Insurer** full cooperation and such information as it may reasonably require. The failure of the **Insurer** to exercise any right under this paragraph at any point in a **Claim** shall not act as a waiver or limit the right of the **Insurer** in any manner to exercise such right at any other point in that **Claim**.

B. With respect to any **Claim** that appears reasonably likely to involve the **Insurer**, the **Insureds** shall not admit or assume any liability, make any settlement offer, enter into any settlement agreement, stipulate to any judgment or incur any amount without the prior written consent of the **Insurer**. Only those amounts to which the **Insurer** has consented shall be recoverable under this Policy, such consent not to be unreasonably withheld so long as the **Insured** did not prevent the **Insurer** from associating in the defense, investigation or settlement of such **Claim**.

## IX. Discovery Clause

The **Insured** shall be entitled to a Discovery Period (or Extended Reporting Period) pursuant to the terms and conditions of the **Followed Policy**. The Discovery Period (or the Extended Reporting Period) is not available unless the **Named Insured** has elected the Discovery Period

(or Extended Reporting Period) in all **Underlying Insurance.** The Additional Premium for the Discovery Period is specified in Item 7. of the Declarations and shall be fully earned at the inception of the Discovery Period. The Discovery Period is not cancellable.

X. **Termination**

A. This Policy shall terminate immediately upon cancellation of any **Underlying Insurance**, whether such cancellation is by the **Insureds** or an **Underlying Insurer**.

B. Notice of cancellation or non-renewal by any of the **Underlying Insurers** shall serve as notice of cancellation or non-renewal by the **Insurer**.

C. This Policy may be canceled by the **Named Insured** by mailing or delivering prior written notice to the **Insurer** or by surrender of this Policy to the **Insurer**. This Policy may also be canceled by or on behalf of the **Insurer** by delivering to the **Named Insured** or by mailing to the **Named Insured** by registered, certified or other first class mail, at the address of the **Named Insured** as stated in the Declarations, written notice stating when not less than thirty (30) days after the date of such notice the cancellation shall be effective; provided, the **Insurer** may cancel this Policy on twenty (20) days notice for nonpayment of premium due. The mailing of such notice as aforesaid shall be sufficient proof of notice.

D. If this Policy is canceled by the **Named Insured**, the **Insurer** shall retain the customary short rate proportion of the premium hereon. If this Policy is canceled by or on behalf of the **Insurer**, the **Insurer** shall retain the pro-rata proportion of the premium hereon.

XI. **Notice of Material Changes**

As a condition precedent to the obligations of the **Insurer** under this Policy, the **Insureds** shall give written notice to the **Insurer** at the address set forth in Item 8. of the Declarations as soon as practicable but in no event later than thirty (30) days after the **Insured** becomes aware of the following events:

A. Any **Underlying Insurance** being canceled or non-renewed or otherwise ceasing to be in effect or being uncollectible, in part or in whole;

B. Any of the **Underlying Insurers** being subject to a receivership, liquidation, dissolution, rehabilitation or any similar proceeding or being taken over by any regulatory authority;

C. Any changes to the **Underlying Insurance** by re-write, endorsement or otherwise;

D. Reduction or exhaustion of any **Underlying Insurance**; or

E. The **Named Insured** consolidating with or merging into, or selling all or a majority of its assets to any other person or entity or group of persons and/or entities acting in concert, or any person or entity or group of persons and/or entities acting in concert acquiring an amount of the outstanding securities representing more than fifty percent (50%) of the outstanding stock or other interest representing the present right to vote, designate or select a majority of the board of directors or managers of the **Named Insured**.

XII. **Subrogation**

a. In the event of payment under this Policy, the **Insurer** shall be subrogated to the extent of such payment to all of the rights of recovery of the **Insureds** against any person or organization. The **Insureds** shall execute and deliver all papers and instruments required and shall and do whatever else is necessary to enable the **Insurer** effectively to bring suit in their name and otherwise secure such rights. The **Insureds** shall do nothing to prejudice any such rights.

b. Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of the actual payment. The expenses incurred in obtaining any such recoveries shall be apportioned in the ratio of the respective recoveries.

XIII. **Authorization**

The **Insureds** agree that the **Named Insured** will act on behalf of all of the Insureds with respect to the payment or return of premium, the receipt and acceptance of any endorsements, the cancellation of the Policy, the negotiation of renewal, and the giving and receiving of any notice provided for by the terms and conditions of this Policy.

**XIV. Conformity to Statute**

Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.

**XV. Headings**

The descriptions in the headings and any subheading of this Policy (including any titles given to any endorsement attached hereto) are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

**XVI. Service of Suit**

If the **Insurer** fails to pay any amount claimed to be due under this Policy, the **Insurer**, at the request of any of the **Insureds**, will submit to the jurisdiction of any court of competent jurisdiction within the United States, and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause constitutes or should be understood to constitute a waiver of the **Insurer's** rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

The **Insurer** hereby designates the Superintendent, Commissioner or Director of Insurance or similar officer specified by law for that purpose, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of any **Insured** under the Policy. Upon receipt of process lawfully served, that official may mail such process to Claim Manager- Professional Liability at the address stated at Item 8. of the Declarations.

THIS POLICY SHALL NOT BE VALID UNLESS COMPLETED BY THE ATTACHMENT HERETO OF A DECLARATION PAGE AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF THE INSURER.

# IN WITNESS ENDORSEMENT

## CATLIN SPECIALTY INSURANCE COMPANY

ADMINISTRATIVE OFFICE: 3340 Peachtree Road N.E.
Suite 2950
Atlanta, GA 30326

STATUTORY HOME OFFICE: 160 Greentree Drive
Suite 101
Dover, Delaware 19904

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company

| | |
|---|---|
| Richard S. Banas | Steven C. Adams |
| President | Secretary |

ABAP 401 0807

**THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.**

# TIE IN LIMITS ENDORSEMENT

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

> The aggregate Limit of Liability of this Policy and of Policy No.: XSP-92189-0808 issued to the **Named Insured** by the **Insurer** together shall be $5,000,000. Payment of **Loss** under this Policy shall also reduce and may exhaust the aggregate Limit of Liability under Policy No.: XSP-92189-0808.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

**(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)**

Endorsement Effective __________ Policy No. __________ Endorsement No. 1

Insured ____________________ Premium __________

Insurance Company __________ Authorized Signature __________

**THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.**

# REDUCTION OR EXHAUSTION BY UNDERLYING INSURERS AND/OR INSUREDS ENDORSEMENT

---

In consideration of the payment of the premium for this Policy, it is hereby understood and agreed that the Policy is amended as follows:

Section IV. is deleted in its entirety and is replaced with the following:

IV. **Reduction or Exhaustion of Underlying Insurance**

A. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance.** Liability for any amount shall attach to the **Insurer** only after the full amount of the **Underlying Limits** shall have been paid by the **Underlying Insurers** and/or the **Insureds** and the **Insureds** shall have paid the full amount of the applicable retention amounts and any other financial obligation under the **Underlying Insurance.** The **Insureds** shall be deemed self-insured for the amount of the **Underlying Limits** which is not paid, for any reason, by the **Underlying Insurers,** and the **Insureds** shall pay said amount before any liability attaches to the **Insurer.** The **Insurer** reserves the right to determine coverage notwithstanding payment by the **Underlying Insurers** and/or the **Insureds** of the **Underlying Limits.**

B. In the event the **Underlying Insurers** and **Insureds** enter into a written agreement with respect to any **Claim** pursuant to which the **Underlying Insurers** pay an amount less than the remaining **Underlying Limits,** then the **Insurer** shall not be liable for a greater percentage of the loss excess of the **Underlying Limits** with respect to such **Claim** than the percentage of the remaining **Underlying Limits** paid by the **Underlying Insurers.**

C. In the event the **Underlying Limits** are partially reduced solely due to actual payment by the **Underlying Insurers** and/or the **Insureds,** this Policy shall continue as excess insurance over the reduced **Underlying Limits.**

D. In the event the **Underlying Limits** are exhausted due to actual payment by the **Underlying Insurers** and/or the **Insureds,** this Policy shall continue in force as primary insurance; provided always that this Policy shall only pay excess of the retention or deductible amount set forth in the **Followed Policy,** which retention or deductible amount shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy.**

E. This Policy shall pay only in the event of reduction or exhaustion of the **Underlying Limits** as described above and shall not drop down for any reason including, but not limited to, the uncollectibility in whole or in part of the **Underlying Limits** or the existence of a sub-limit of liability in any **Underlying Insurance**; provided, however, this Policy will recognize erosion of any **Underlying Policy** due to the existence of a sub-limit. The **Insureds** expressly retain the risk that such **Underlying Insurance** is uncollectible in whole or in part, for any reason, and the **Insurer** does not in any way or under any circumstances insure or assume that risk.

F. If any **Underlying Insurance** bears an inception date prior to the inception date of this Policy, the **Insureds** shall be deemed to be self-insured for the amount of any such insurance that is exhausted or impaired by payment of amounts with respect to any **Claim** prior to the inception date of this Policy.

All other terms, conditions and exclusions remain unchanged.

This endorsement changes the policy to which it is attached and is effective on the date issued unless otherwise stated.

**(The information below is required only when this endorsement is issued subsequent to preparation of the policy.)**

Endorsement Effective ____________ Policy No. __________ Endorsement No. 2

Insured ______________________________ Premium ______________

Insurance Company ________________ Authorized Signature ____________

## NOTICE TO POLICYHOLDERS

# U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. Please read this Policyholder Notice carefully.

OFAC administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous

Foreign agents
Front organizations
Terrorists
Terrorist organizations
Narcotics traffickers

as "Specially Designated Nationals and Blocked Persons". This list can be found on the United States Treasury's web site – http://www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance will be immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

# NOTICE TO POLICYHOLDERS

# FRAUD NOTICE

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

**STATE SPECIFIC PROVISIONS**

| | |
|---|---|
| **Arkansas** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. |
| **Colorado** | It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claiming with regard to a settlement or award payable for insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies. |
| **District of Columbia** | WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant. |
| **Florida** | Any person who knowingly and with intent to injure, defraud, or deceive any insurance company files a statement of claim containing any false, incomplete, or misleading information is guilty of a felony of the third degree. |
| **Hawaii** | For your protection, Hawaii law requires you to be informed that presenting a fraudulent claim for payment of a loss or benefit is a crime punishable by fines or imprisonment, or both. |
| **Kentucky** | Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime. |
| **Louisiana** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. |
| **Maine** | It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits. |
| **New Jersey** | Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties. |
| **New Mexico** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties. |

# NOTICE TO POLICYHOLDERS

| | |
|---|---|
| **New York** | **All commercial insurance forms, except as provided for automobile insurance:** Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation. |
| | **Automobile insurance forms** Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation. |
| | **Fire Insurance:** Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime. The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy. |
| **Ohio** | Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud. |
| **Oklahoma** | WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony. |
| **Pennsylvania** | Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties. |
| | **Auto:** Any person who knowingly and with intent to injure or defraud any insurer files an application or claim containing any false, incomplete or misleading information shall, upon conviction, be subject to imprisonment for up to seven years and the payment of a fine of up to $15,000. |
| **Puerto Rico** | Any person who knowingly and with the intention to defraud includes false information in an application for insurance or file, assist or abet in the filing of a fraudulent claim to obtain payment of a loss or other benefit, or files more than one claim for the same loss or damage, commits a felony and if found guilty shall be punished for each violation with a fine of no less than five thousands dollars ($5,000), not to exceed ten thousands dollars ($10,000); or imprisoned for a fixed term of three (3) years, or both. If aggravating circumstances exist, the fixed jail term may be increased to a maximum of five (5) years; and if mitigating circumstances are present, the jail term may be reduced to a minimum of two (2) years. |

# NOTICE TO POLICYHOLDERS

| | |
|---|---|
| **Rhode Island** | **Property Insurance, Real Or Personal:** The insurance application form shall indicate the existence of a criminal penalty for failure to disclose a conviction of arson. |
| **Tennessee** | It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits. |
| **Virginia** | It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits. |
| **West Virginia** | Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison. |

# HOUSTON CASUALTY COMPANY

## Houston, Texas

THIS IS A CLAIMS MADE EXCESS POLICY WHICH APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS WILL BE REDUCED, AND MAY BE EXHAUSTED, BY THE PAYMENT OF DEFENSE EXPENSES.

## DECLARATIONS

## EXCESS INDEMNITY POLICY

POLICY NUMBER: 24-MG-08-A9261 RENEWAL OF: N/A

ITEM 1. **INSURED:** Fidelity Fixed Income and Asset Allocation Funds
83 Devonshire Street, Mail Zone V6D
Boston, MA 02109

ITEM 2. **POLICY PERIOD:**
(a) Inception Date: 8/1/2008
(b) Expiration Date: 7/1/2009
at 12:01 a.m. at the Principal Address stated in ITEM 1.

ITEM 3. **LIMIT OF LIABILITY (INCLUSIVE OF DEFENSE EXPENSES):**
$7,500,000.00 Limit of Liability part of $50,000,000 excess of $100,000,000.00 Underlying Limits

ITEM 4. **SCHEDULE OF UNDERLYING INSURANCE**
**See Attached Endorsement Number: 1**

ITEM 5. **PREMIUM:** [redacted]

ITEM 6. **NOTICES REQUIRED TO BE GIVEN TO INSURER MUST BE ADDRESSED TO:**
HCC GLOBAL FINANCIAL PRODUCTS, LLC
P.O. Box 4018
Farmington, CT 06034
Attention: Claims Manager

ITEM 7. **ENDORSEMENTS ATTACHED AT ISSUANCE:**
994-917 994-902 994-911 994-9006 994-915 80016

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President, a Secretary and a duly authorized representative of the Insurer.

Secretary President Authorized Representative

Date: January 7, 2009

HC-993 (04/2002)

ENDORSEMENT NUMBER: 1

**SCHEDULE OF UNDERLYING INSURANCE**

To be attached to and made a part of Policy No. 24-MG-08-A9261, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that the Schedule of Underlying Insurance on the Declarations page is amended to read as follows:

| | Insurer | Policy Limits | Policy Number |
|---|---|---|---|
| Primary Policy | American International Specialty Lines Insurance Co. | $15,000,000 | 682-03-33 |
| 1st Excess | Ace American Insurance Co. | $15,000,000 | DOX G23656280 001 |
| 2nd Excess | Lloyds of London | $10,000,000 | FD0806446 |
| 3rd Excess | Endurance Specialty Insurance Ltd. | $15,000,000 | P001217006 |
| 4th Excess | Federal Insurance Co. | $10,000,000 | 8210-5061 |
| 5th Excess | St. Paul Mercury Insurance Co. | $15,000,000 | 590CM3424 |
| 6th Excess | Continental Casualty Co. | $10,000,000 | 287273571 |
| 7th Excess | Axis Insurance Co. | $10,000,000 | MNN 741646/01/2008 |
| 8th Excess | Twin City Fire Insurance Co. | $10,000,000 part of $50,000,000 | 00 DC 0252123 08 |
| Quota Share | National Casualty Company | $10,000,000 part of $50,000,000 | XMO 0800020 |
| | Lloyds of London | $12,000,000 part of $50,000,000 | FD0806458 |
| | AIG Excess Liability Insurance International | $ 5,500,000 part of $50,000,000 | 0996663 |
| | Catlin Specialty Insurance Co | $ 5,000,000 part of $50,000,000 | XSP-92189-0808 |

All other terms, conditions and limitations of this Policy will remain unchanged, including but not limited to the maximum aggregate **Limit of Liability** set forth in ITEM 3. of the Declarations.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________

Attorney-in-Fact

ENDORSEMENT NUMBER: 2

**PRIOR ACTS EXCLUSION**

To be attached to and made a part of Policy No. 24-MG-08-A9261, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, and notwithstanding anything in this Policy to the contrary, the Insurer will not be liable to make any payment in connection with any claim arising out of, based upon or attributable to any Wrongful Act (as defined in the Primary Policy stated in ITEM 4 of the Declarations) committed or allegedly committed prior to 8/1/2008.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective Date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 3

**TIE-IN OF LIMITS ENDORSEMENT (AGGREGATE)**

To be attached to and made a part of Policy No. 24-MG-08-A9261, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) For purposes of this endorsement, the term "Other Policy" means Policy Number 24-MG-08-A9262 issued by the Insurer (or an affiliate of the Insurer).

(2) Notwithstanding anything to the contrary in this Policy or the Other Policy, the Insurer's combined maximum aggregate limit of liability under this Policy and the Other Policy shall be $7,500,000 part of $50,000,000 excess of $100,000,000. Accordingly, the Insurer's limit of liability under this Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under the Other Policy, and the Insurer's limit of liability under the Other Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under this Policy.

(3) Nothing in this endorsement is intended, nor shall it be construed, to increase the limit of liability under this Policy (which shall remain the amount set forth in ITEM 3 of the Declarations) or the limit of liability under the Other Policy.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 4

**TREATMENT OF INSUREDS' PAYMENTS AS REDUCING OR EXHAUSTING UNDERLYING LIMIT**

To be attached to and made a part of Policy No. 24-MG-08-A9261, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged, it is agreed that:

(1) Notwithstanding anything in the Policy to the contrary:

(a) If an issuer of a policy of **Underlying Insurance** becomes financially insolvent or bankrupt and, solely as a result of such financial insolvency or bankruptcy, fails to pay covered loss under such policy, and if the **Insureds** actually make payment for part or all of such loss, then the Insurer will treat such payment by the **Insureds** as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of such policy's limit of liability.

(b) If an issuer of a policy of **Underlying Insurance** fails to pay covered loss under such policy for any reason other than such issuer's financial insolvency or bankruptcy, then the Insurer will treat the **Insureds'** actual payment of such loss as if it had been made by such issuer for purposes of determining reduction or exhaustion (as the case may be) of such policy's limit of liability, but only if the **Insureds**:

(i) promptly notify the Insurer that the **Insureds** intend to make such payment; and

(ii) obtain the Insurer's written consent before making such payment, which consent will not be unreasonably withheld.

(2) In no event shall any failure to pay on the part of an issuer of **Underlying Insurance** cause the Insurer to be liable under this Policy earlier or to any greater extent than the Insurer would have been if such issuer had paid its policy's full limit of liability. Except as expressly provided in paragraph (1) above, nothing in this endorsement shall be deemed to waive any term, condition or limitation of this Policy or any policy of **Underlying Insurance**.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:____________________________

Attorney-in-Fact

994-9006
Ed. 12/06

ENDORSEMENT NUMBER: 5

**SERVICE OF SUIT**

To be attached to and made a part of Policy No. 24-MG-08-A9261, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

In consideration of the premium charged it is hereby agreed and understood that pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Insurer hereby designates the Commissioner Superintendent, or Director of Insurance or other officer specified for that purpose in the statute, and his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted in any court of competent jurisdiction by or on behalf of the **Insured** or any beneficiary hereunder arising out of this contract of insurance, and hereby designates The Claims Manager, HCC Global Financial Products, LLC., P.O. Box 4018, Farmington, CT 06034, as the entity to whom said officer is authorized to mail such process or a true copy thereof.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________________
Attorney-in-Fact

ENDORSEMENT NUMBER: 6

**POLICYHOLDER DISCLOSURE – TERRORISM PREMIUM NOTICE**

To be attached to and made a part of Policy No. 24-MG-08-A9261, issued to Fidelity Fixed Income and Asset Allocation Funds by Houston Casualty Company.

Your Policy contains coverage for certain losses caused by terrorism. We are required to notify you of the portion of the premium, if any, attributable to the coverage for terrorist acts certified under the Terrorism Risk Insurance Act (TRIA) of 2002, as extended on December 22, 2005. TRIA also requires us to provide disclosure of federal participation in payment of terrorism losses resulting from an "act of terrorism" as defined by Section 102(1) of TRIA.

Section 102(1) of TRIA defines the term "act of terrorism" as any act that is certified by the Secretary of the Treasury of the United States – in concurrence with the Secretary of State of the United States and the Attorney General of the United States – to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Please be advised that the actual coverage provided by your Policy for acts of terrorism, as is true for all coverages, is limited by the terms, conditions, exclusions, limits and other provisions of your Policy, any endorsements to the Policy and generally applicable rules of law.

YOU SHOULD KNOW THAT, WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. UNDER THIS FORMULA, THE UNITED STATES GOVERNMENT GENERALLY PAYS 90% (85% COMMENCING IN 2007) OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS COVERED BY THE FEDERAL GOVERNMENT UNDER TRIA.

The amount of your premium that is attributable to coverage for terrorist acts certified under TRIA is $0.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By: ______________________
Attorney-in-Fact

**Policy Number:** FD0806459

COPY

AON

*Contract Document*

## *FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS*

***1 August 2008 to 1 July 2009***



**London**
8 Devonshire Square
London
EC2M 4PL

Tel +44 (0) 20 7623 5500
Fax +44 (0) 20 7621 1511

*This Contract Document has been signed For and on behalf of Aon Limited on the date specified herein by:*

| | |
|---|---|
| *Account Executive* | *Executive Director / Authorised Signatory* |
| *AON GLOBAL* | *AON GLOBAL* |
| *AON LIMITED* | *AON LIMITED* |
| *Dated in London:* | *Dated in London:* |

SR 30/09/08 01

AON

*Introduction*

**Confirmation of Order:**

We thank you for your firm order in respect of the coverage outlined below, which we have bound with Underwriters. Would you please check this document in every detail and advise us immediately if the coverage provided does not conform with your instructions.

**Our commitment to Service Quality:**

As part of our commitment to continual improvement we welcome any comments you may have on the service provided. Please contact Aon Global Service Quality team on ***APRQM@aon.co.uk***.

*Important Notices*

**Aon Professional Risks Lines Clause**

This Contract Document shall indemnify the Assured for the risks and liabilities stated in the wording attached, which is hereby incorporated in and forms part of this Contract Document.

This Contract Document being for 24% part of 100%, Underwriters hereon accept their pro rata proportion of:

(i) any loss, whether total or partial;

(ii) associated expenses, if any, and

(iii) the premium;

all as more fully specified in the wording attached hereto which is hereby incorporated in and forms part of this Contract Document.

The percentages signed in the Table are percentages of 100% of the amount(s) of insurance stated herein.

**Premium Payment Warranty Notice:**

Your attention is drawn to the terms of the Premium Payment Warranty and/or Prompt Payment Discount contained under **Payment Terms** within the schedule.

Policy Number: FD0806459

AON

## Schedule

| | |
|---|---|
| **Unique Market Reference** | B0823FD0806459 |
| **Type** | Excess Financial Institutions Bond Insurance as more fully described in the underlying Primary Policy issued by AISLIC |
| **Name of Assured** | Fidelity Fixed Income and Asset Allocation Funds |
| **Principal Address** | 82 Devonshire Street, Mailstop V6D, Boston, massachusetts 02109, United States of America |
| **Period of Insurance** | From: 1 August 2008<br>To: 1 July 2009<br><br>Both days at 12.01 a.m local standard time at the principal address of the Assured. |
| **Policy Limits** | USD12,000,000 any one loss/claim and in the aggregate for the period<br><br>Part of:<br><br>USD50,000,000 any one loss/claim and in the aggregate for the period<br><br>Excess of:<br><br>USD100,000,000 any one loss/claim and in the aggregate for the period<br><br>Which in turn is in excess of various deductibles as detailed more fully in the underlying Primary policy number 599-62-63 |
| **Interest** | Financial Institutions Bond Insurance |
| **Loss to be notified to** | Underwriters via Aon Limited, 8 Devonshire Square, London, EC2M 4PL. |
| **Person(s) nominated to accept Service of Process** | Mendes & Mount |
| **Claims Payable** | USD |
| **Situation** | Worldwide |
| **Conditions** | Aon Short Excess Form to follow all other terms and conditions except as specifically amended herein as and to follow the underlying Primary Policy issued by the American International Specialty Lines Insurance Company |
| **Supplemental Clauses** | War And Terrorism Exclusion - NMA2918<br><br>Premium Payment Warranty - (ab initio) amended to 67 days - |

| | |
|---|---|
| | LSW585 (amended) |
| | Special Cancellation Clause |
| | Toxic Mould, Asbestos and Lead Exclusion |
| | Order of Payments Clause |
| | Service of Suit Clause (U.S.A) |
| | Tie-in to Fidelity Fixed Income and Allocation Funds D&O / E&O Policy |
| | Retroactive Clause |
| **Choice of Law and Jurisdiction** | Any dispute concerning the interpretation of the terms, conditions, limitations and/or exclusions contained in this policy is understood and agreed by both the (re)insured and the (re)insurers to be subject to the law of the State of Massachusetts of the United States of America. Each party agrees to submit to the jurisdiction of any court of competent jurisdiction within the United States of America to comply with all requirements necessary to give such court jurisdiction. |
| **Premium** | USD[redacted] for USD12,000,000 order limit<br>Plus TRIA USD[redacted] |
| **Payment Terms** | 67 days |
| **Taxes payable by (Re)Insured and administered by Insurers** | None |
| **Recording, Transmitting and Storing Information** | Aon Limited may retain risk and claim data / information / documents electronically, and where this is done these documents shall be regarded with the same legal effect as the original documents. |

## A.W.G.S. EXCESS WORDING (amended)

## (COSTS INCLUSIVE)

To indemnify the Assured for

(i) Loss or Losses (as fully defined in the Underlying Policy(ies) sustained by the Assured, or

(ii) Claim or Claims (as more fully defined in the Underlying Policy(ies)) first made against the Assured during the Policy Period hereon, or

(iii) legal costs and expenses incurred in the defence or settlement of such Loss or Losses,

during the period of insurance hereon up to this Policy's amount of liability (as specified in the Schedule) in the Schedule, in excess of the Underlying Policy/ies limits (as specified in the Schedule) in the aggregate, the latter amount being the subject of Indemnity Policy/ies (as specified in the Schedule) or any Policy/ies issued in substitution or renewal thereof for the same amount effected by the Assured and hereinafter referred to as "the Underlying Policy/ies".

1. Liability to pay under this Policy shall not attach unless and until the Underwriters of the Underlying Policy/ies and/or the Assureds shall have paid and/or Underwriters or the Assured have admitted liability or have been held liable to pay, the full amount of their indemnity inclusive of costs and expenses.

2. Subject to paragraph one above, it is a condition of this Policy that the Underlying Policy/ies shall be maintained in full effect during the currency of this Policy except for any reduction or exhaustion of the aggregate limits contained therein solely by payment of claims or of legal costs and expenses incurred in defence or settlement of such claims.

3. If by reason of the payment of any Claim or Claims or legal costs and expenses by the Underwriters of the Underlying Policy/ies and/or the Assureds during the Policy Period hereon, the amount of indemnity provided by such Underlying Policy/ies is:-

   (a) Partially reduced, then this Policy shall apply in excess of the reduced amount of the Underlying Policy/ies for the remainder of the Policy Period hereon;

   (b) Totally exhausted, then this Policy shall continue in force as Underlying Policy until expiry hereof.

4. In the event of a loss or claim arising to which the Underwriters hereon may be liable to contribute, no costs shall be incurred on their behalf without their consent being first obtained (such consent not to be unreasonably withheld). No settlement of a loss or claim shall be effected by the Assured for such a sum as will involve this Policy without the consent of Underwriters hereon.

5. All recoveries or payments recovered or received subsequent to a loss settlement under this Policy shall be applied as if recovered or received prior to such settlement and all necessary adjustments shall then be made between the Assured and the Underwriters provided always that nothing in this Policy shall be construed to mean that loss settlements under this Policy are not payable until the Assured's ultimate net loss has been finally ascertained.

6. Except as otherwise provided herein this Policy is subject to the same terms, exclusions, conditions and definitions as the Underlying Policy(ies). No amendment to the Underlying Policy(ies) during the period of this Policy shall be effective in extending the scope of this Policy until agreed in writing by the Underwriters.

Policy Number: FD0806459

The following clause(s) attach to and form part of the contract.

**WAR AND TERRORISM EXCLUSION ENDORSEMENT**

Notwithstanding any provision to the contrary within this insurance or any endorsement thereto it is agreed that this insurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss;

1. war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or

2. any act of terrorism.

   For the purpose of this endorsement an act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organisation(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to 1 and/or 2 above.

If the Insurers allege that by reason of this exclusion, any loss, damage, cost or expense is not covered by this insurance the burden of proving the contrary shall be upon the Insured.

In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

08/10/01
NMA2918

**PREMIUM PAYMENT WARRANTY**
**(amended to 67 days)**

IT IS WARRANTED that all Premiums due to the Underwriters under this Policy are paid within 67 days from Inception.

Non-receipt by Underwriters of such premiums by Midnight on the Premium Due date shall render this Insurance Policy void with effect from Inception.

LSW 585

207CR

AON

## SPECIAL CANCELLATION CLAUSE

In the event that an Underwriter:

(a) ceases underwriting (wholly or in part) or formally announces its intention to do so; or

(b) is the subject of an order or resolution for winding up or formally proposes a scheme of arrangement; or

(c) has its authority to carry on insurance business withdrawn; or

the Assured may terminate that Underwriter's participation on this risk forthwith by giving notice and the premium payable to that Underwriter shall be pro rata to the time on risk, subject to full release of liability from the Assured.

All other terms, conditions and limitations remain unaltered.

## TOXIC MOULD, ASBESTOS AND LEAD EXCLUSION

It is understood and agreed that in respect of Professional Liability this Policy does not apply:

1. to Loss incurred in connection with any claim directly or indirectly arising out of, resulting from or in any way related to Fungi, whether or not there is another cause of loss which may have contributed concurrently or in any sequence to such loss; provided, however, that this exclusion shall not apply to loss incurred as a result of wrongful acts solely in connection with any investment by an Assured on behalf of a customer or client in the stock of any entity experiencing any of the foregoing activities.

   Fungi as utilised herein shall mean any fungus or mycota or any byproduct or type of infestation produced by such fungus or mycota, including but not limited to, mould, mildew, mycotins, spores, or any biogenic aerosols.

2. to loss incurred in connection with any claim directly or indirectly arising out of, resulting as a consequence of, or related to the manufacture, mining, processing, distribution, testing, remediation, removal, storage, disposal, sale, use of, or exposure to asbestos or materials or products containing asbestos, whether or not there is another cause of Loss which may have contributed concurrently or in any sequence to such Loss, provided, however, that this exclusion shall not apply to loss incurred as a result of wrongful acts solely in connection with any investment by an Assured on behalf of a customer or client in the stock of any entity experiencing any of the foregoing activities.

3. to loss incurred in connection with any claim based upon, arising from, or in any way attributable to lead or lead contained products, provided, however, that this exclusion shall not apply to loss incurred as a result of wrongful acts solely in connection with any investment by an Assured on behalf of a customer or client in the stock of any entity experiencing any of the foregoing activities.

All other terms and conditions remain unaltered.

## ORDER OF PAYMENTS CLAUSE

1. In the event of a Loss arising from a claim or claims for which payment is due under the provisions of this policy, the Underwriters shall, at the written request of the Independent Trustees:

   (a) first pay any loss of the Independent Trustee(s) under this policy, and/or
   (b) reserve any remaining limit of liability in an amount no greater than USD50 million to pay any other loss of the Independent Trustees; and/or
   (c) pay any loss of any other Assured(s) for which coverage is provided under this policy.

2. In the event the Underwriters, pursuant to such written request, reserve all or part of the Limit of Liability to pay any other Loss of Independent Trustees, the Underwriters shall at any time in the future, at the written request of the Independent Trustees, release payment for any Loss described in (A) or (C) above.

3. This endorsement shall not increase the Underwriters' maximum limit of liability under this policy.

"Independent Trustee" as used herein shall have the meaning attributed in the Investment Company Act of 1940.

All other terms and conditions remain unchanged.

## SERVICE OF SUIT CLAUSE (U.S.A.)

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon at the request of the Insured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters' rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any State in the United States.

It is further agreed that service of process in such suit may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above referred to Service of Process Nominee is authorised and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Insured (or Reinsured), to give a written undertaking to the Insured (or Reinsured), that they will enter a general appearance upon Underwriters' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Insured (or Reinsured), or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorised to mail such process or a true copy thereof.

24/4/86
269EA/NMA1998

It is agreed that this insurance is governed by the laws of the State of Massachusetts.

All other terms and conditions remain unchanged.

**TIE-IN OF LIMITS TO FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS D&O /E&O POLICY**

The policy contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and the Fidelity Fixed Income and Asset allocation Funds Professional Policy.

## RETROACTIVE CLAUSE

It is hereby noted and agreed that Underwriters shall not be liable for **Loss** in connection with any **Claim** based upon or attributable to any **Wrongful Act** committed prior to 1st August 2008.

*Signing Schedule*

**INSURER'S LIABILITY:**

**LMA3333**

**(Re)insurer's liability several not joint**
The liability of a (re)insurer under this contract is several and not joint with other (re)insurers party to this contract. A (re)insurer is liable only for the proportion of liability it has underwritten. A (re)insurer is not jointly liable for the proportion of liability underwritten by any other (re)insurer. Nor is a (re)insurer otherwise responsible for any liability of any other (re)insurer that may underwrite this contract.

The proportion of liability under this contract underwritten by a (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp. This is subject always to the provision concerning "signing" below.

In the case of a Lloyd's syndicate, each member of the syndicate (rather than the syndicate itself) is a (re)insurer. Each member has underwritten a proportion of the total shown for the syndicate (that total itself being the total of the proportions underwritten by all the members of the syndicate taken together). The liability of each member of the syndicate is several and not joint with other members. A member is liable only for that member's proportion. A member is not jointly liable for any other member's proportion. Nor is any member otherwise responsible for any liability of any other (re)insurer that may underwrite this contract. The business address of each member is Lloyd's, One Lime Street, London EC3M 7HA. The identity of each member of a Lloyd's syndicate and their respective proportion may be obtained by writing to Market Services, Lloyd's, at the above address.

**Proportion of liability**
Unless there is "signing" (see below), the proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp and is referred to as its "written line".

Where this contract permits, written lines, or certain written lines, may be adjusted ("signed"). In that case a schedule is to be appended to this contract to show the definitive proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of the syndicate taken together). A definitive proportion (or, in the case of a Lloyd's syndicate, the total of the proportions underwritten by all the members of a Lloyd's syndicate taken together) is referred to as a "signed line". The signed lines shown in the schedule will prevail over the written lines unless a proven error in calculation has occurred.

Although reference is made at various points in this clause to "this contract" in the singular, where the circumstances so require this should be read as a reference to contracts in the plural.

**ORDER HEREON:** 24% of 100%

**SIGNING PROVISIONS:**
Where the written lines hereon exceed 100% of the order, any lines written "to stand" are allocated in full and all other lines are signed down in equal proportions so that the aggregate signed lines are equal to 100% of the order without further agreement of any of the insurers.

However:

a) in the event that the placement of the order is not completed by the commencement date of the period of insurance then all lines written by that date are signed in full;

b) the signed lines resulting from the application of the above provisions can be varied, before or after the commencement date of the period of insurance, by the documented agreement of the insured and all insurers whose lines are to be varied. The variation to the contracts will take effect only when all such insurers have agreed, with the resulting variation in signed lines commencing from the date set out in that agreement.

Placed With:

| | |
|---|---|
| 24.0000% | CERTAIN UNDERWRITERS AT LLOYD'S<br>(as per schedule) |
| 24.0000% | Order Hereon |

Schedule of Lloyd's Underwriters
OFFICE ADDRESS: LLOYD'S OF LONDON, ONE LIME STREET, LONDON, EC3M 7HA, UNITED KINGDOM

| Share | Pseudonym | Syndicate No |
|---|---|---|
| 10.0000% | AGM<br>Head Office Address: Ace Underwriting Agencies Ltd, 100, Leadenhall Street, London, EC3A 3BP | 2488 |
| 10.0000% | AUL | 1274 |
| 4.0000% | PEM | 4000 |
| 24.0000% | Order Hereon | |

**Duty to disclose Material Information:**

Material Information is information that would influence an insurer in deciding whether a risk is acceptable and, if so, the premium, terms and conditions to be applied. Failure to disclose such information could result in the policy being rendered void so that ***claims would not be paid***.

The duty of disclosure is re-imposed when there are changes or variations in cover and when the policy is renewed or extended. In addition, changes which substantially increase the risk, or relate to compliance with a warranty or condition in the policy must be notified at once.

***To ensure that cover is not prejudiced, please refer to Aon if there is any doubt as to what information needs to be disclosed.***

This document has been prepared by Aon Ltd in its capacity as the broker who placed this contract. Aon Ltd is not an insurer or reinsurer of this contract.

# National Casualty Company

A STOCK COMPANY

Home Office: Madison, Wisconsin

Administrative Office: 8877 North Gainey Center Drive • Scottsdale, Arizona 85258

1-800-423-7675

## EXCESS INSURANCE POLICY

**UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD. THE LIMIT OF LIABILITY SHALL BE REDUCED BY PAYMENT OF DEFENSE COSTS.**

### DECLARATIONS

**Item 1 Named Insured & Mailing Address:** FIDELITY FIXED INCOME & ASSET ALLOCATION FUND (BOND)
83 DEVONSHIRE ST, MAIL ZONE V6D
BOSTON, MA 02109

Policy No.: XMO0800021
Agent No.: 31406
Renewal No.: NEW

**Item 2 Aggregate Limit of Liability:** $ 10,000,000 PART OF $50,000,000 all **Claims** (inclusive of **Defense Costs**)

**Item 3 Policy Period:**
08/01/2008 to 07/01/2009 12:01 A.M. local time at **Named Insured's** Mailing Address

**Item 4 Followed Policy:**
Issuing Insurer: AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
Limit of Liability: $15,000,000 Policy No.: 682-03-33
Deductible(s)/Retention(s): $250,000

**Item 5 Schedule of Underlying Policies:**

| | Issuing Insurer | Policy No. | Limits of Liability | Deductible(s)/ Retention(s) |
|---|---|---|---|---|
| **Primary Policy:** | SAME AS ITEM 4 ABOVE | | | |

**Underlying Excess Policies:**

| | Issuing Insurer | Policy No. | Limits of Liability | Attachment |
|---|---|---|---|---|
| 1st Excess | SEE FORM UT-358 (12-07) | | | |
| 2nd Excess | | | | |
| 3rd Excess | | | | |
| 4th Excess | | | | |
| 5th Excess | | | | |
| 6th Excess | | | | |
| 7th Excess | | | | |
| 8th Excess | | | | |

**Item 6 Premium:** $ [redacted] **Terrorism Premium:** $ [redacted] **Total Premium:** $ [redacted]

**Item 7 Endorsements Effective at Inception:**
SEE SCHEDULE OF FORMS AND ENDORSEMENTS

**Item 8 Notices to Company**

**Notice of Claim to:**
NATIONAL CASUALTY COMPANY
7 WORLD TRADE CENTER SUITE [illegible]
NEW YORK, NY [illegible]

**Other Notices to:**
NATIONAL CASUALTY COMPANY
7 WORLD TRADE CENTER SUITE [illegible]
NEW YORK, NY [illegible]

These Declarations/Policy, together with the **Application** and any written endorsements attached thereto, shall constitute the contract between the **Insured Persons** and the **Company**.

# National Casualty Company

## SCHEDULE OF FORMS AND ENDORSEMENTS

Policy No. XMO0800021 Effective Date: 08/01/2008
12:01 A.M., Standard Time

Named Insured FIDELITY FIXED INCOME & ASSET Agent No. 31406

EXCESS LIABILITY FORMS

| | |
|---|---|
| UT-COVPG 1-08 | Cover Page |
| XM-D-1 8-07 | Excess Insurance Policy Declarations |
| UT-SP-2 12-95 | Schedule Of Forms and Endorsements |
| XM-P-1 8-07 | Excess Insurance Policy |
| UT-358 12-07 | Schedule Of Underlying Policies |
| XM-56 1-08 | Quota Share Endorsement |
| XM-58 1-08 | Exhaustion/Reduction Of Underlying Limits |

## ADDITIONAL FORMS

| | |
|---|---|
| UT-sg-71 3-93 | Tie-In Limits End |

# National Casualty Company

A Stock Insurance Company, herein called the Company

## EXCESS INSURANCE POLICY

**UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD. THE LIMIT OF LIABILITY SHALL BE REDUCED AND MAY BE EXHAUSTED BY PAYMENT OF DEFENSE COSTS.**

In consideration of the payment of the premium and in reliance upon the statements in the **Application,** which is made a part hereof and subject to the Declarations, terms and conditions of this Policy, the insurance company indicated in the Declarations (herein called the **Company**) and the **Insured** agree as follows:

### I. INSURING AGREEMENT

The **Company** shall provide the **Insureds** with insurance coverage excess of the **Underlying Policies.** This Policy is subject to the same representations as are contained in the applications for the **Underlying Policies** and, except with respect to the premium, the limit of liability and as otherwise provided herein, the insurance coverage provided by this Policy shall apply in accordance with the same terms, definitions, conditions, exclusions and limitations as are contained in the **Followed Policy** and, to the extent coverage is further limited or restricted thereby, in any other of the **Underlying Policies.** This Policy shall not grant broader coverage than the most restrictive of the **Underlying Policies.**

### II. DEFINITIONS

A. **Application** means all signed applications and any information submitted therewith for this Policy.

B. **Claim** has the same meaning in this Policy as in the **Followed Policy.**

C. **Insured** means any persons or entities entitled to coverage under the **Followed Policy.**

D. **Named Insured** means the entity named in Item 1. of the Declarations.

E. **Policy Period** means the period from the effective date to the expiration date of this Policy as set forth in Item 3. of the Declarations, or any earlier termination date.

F. **Followed Policy** means the policy, as constituted at its inception, named in Item 4. of the Declarations.

G. **Underlying Policies** mean all policies, as constituted at their inception, listed in Item 5. of the Declarations.

H. **Underlying Limits** means an amount equal to the total of all aggregate limits of liability for all **Underlying Policies,** plus the uninsured retention or deductible applicable to the primary policy named in Item 5. of the Declarations.

### III. LIMIT OF LIABILITY

The amount stated in Item 2. of the Declarations shall be the maximum amount payable by the **Company** under this Policy with respect to all **Claims** first made during the **Policy Period.**

### IV. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

A. In the event the **Underlying Limits** are partially reduced by reason of actual payment by the insurers of the **Underlying Policies,** then subject to the Limit of Liability this Policy shall continue to apply as excess over the reduced **Underlying Limits.**

B. In the event the **Underlying Limits** are wholly exhausted by reason of actual payment by the insurers of the **Underlying Policies** (and the **Insured** has paid the full amount of any applicable deductible or uninsured retention under the **Followed Policy**), then subject to the Limit of Liability this Policy shall continue to apply as primary insurance.

provided always that this Policy shall only pay excess of such applicable deductible or retention, which shall be applied to any subsequent **Claim** in the same manner as specified in the **Followed Policy**.

C. This Policy shall only pay in the event of the reduction or exhaustion of the **Underlying Policies** by reason of actual payment by the insurers of the **Underlying Limits** as described above and shall not drop down for any other reason, including but not limited to existence of any sub-limit in any **Underlying Policy** or the uncollectibility (in whole or in part) of any of the **Underlying Limits**; provided, however, this Policy will recognize erosion of any of the **Underlying Policies** due to the existence of a sub-limit.

The **Insureds** expressly retain the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

## V. CONDITIONS OF COVERAGE

A. As a condition precedent to this Policy's coverage, the **Insureds** agree to maintain the **Underlying Policies** in full effect with solvent insurers during the **Policy Period** except for any reduction or exhaustion of the **Underlying Limits** by reason of actual payments thereunder. If the **Underlying Policies** are not so maintained, the **Company** shall not be liable under this Policy to a greater extent than it would have been had such **Underlying Policies** been maintained.

B. As a condition precedent to this Policy's coverage, the **Insureds** shall notify the **Company** in writing of any of the following events as soon as practicable thereafter, with full particulars:

**(1)** the reduction or exhaustion of any of the **Underlying Limits**;

**(2)** the cancellation or termination of, or failure to maintain in full effect, any of the **Underlying Policies**;

**(3)** any change to any of the **Underlying Policies**; or

**(4)** the insurer of any of the **Underlying Policies** becoming subject to a receivership, liquidation, dissolution, rehabilitation or similar proceeding or being taken over by any regulatory authority.

C. If during the **Policy Period** or any discovery or extended reporting period, any terms of any of the **Underlying Policies** are changed in any manner, this Policy shall not be subject to such change unless the **Company** consents to such change by written endorsement to this Policy. Unless the **Company** so consents to such change, the **Company** shall not be liable to a greater extent than it would have been absent such change to any of the **Underlying Policies**.

# National Casualty Company

## SCHEDULE OF UNDERLYING POLICIES

Policy No.: XMO0800021

Effective Date: 08/01/2008
12:01 A.M. Standard Time

Named Insured: FIDELITY FIXED INCOME & ASSET

Agent No.: 31406

| Issuing Insurer | Policy Number | Limits of Liability | Attachment |
|---|---|---|---|
| 1ST EXCESS: ACE AMERICAN INSURANCE COMPANY | DOX G23656280 001 | $15,000,000 | $15,000,000 |
| 2ND EXCESS: LONDON/NOVAE, PEMBROKE | FD0806446 | $10,000,000 | $30,000,000 |
| 3RD EXCESS: ENDURANCE SPECIALTY INSURANCE LTD. | P001217006 | $15,000,000 | $40,000,000 |
| 4TH EXCESS: FEDERAL INSURANCE COMPANY | 8210-5061 | $10,000,000 | $55,000,000 |
| 5TH EXCESS: TRAVLERS | 590CM3424 | $15,000,000 | $65,000,000 |
| 6TH EXCESS: CONTINENTAL CASUALTY COMPANY | 287273571 | $10,000,000 | $80,000,000 |
| 7TH EXCESS: AXIS INSURANCE COMPANY | MNN 741646/01 | $10,000,000 | $90,000,000 |

# National Casualty Company

**ENDORSEMENT NO.__________**

| ATTACHED TO AND FORMING A PART OF POLICY NUMBER | ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME) | NAMED INSURED | AGENT NO. |
|---|---|---|---|
| XMO0800021 | 08/01/2008 | FIDELITY FIXED INCOME & ASSET | 31406 |

## EXCESS POLICY - QUOTA SHARE ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that:

1. This Policy is part of a quota share participation arrangement between the Participating Insurers and the **Insured** (the "Program") which provides a $ 50,000,000 **Limit of Liability** excess of the **Underlying Limits** and consists of the following:

| Participating Insurer | Participating Insurer's Policy Number | Participating Insurer's Limit of Liability | Participating Insurer's Percentage |
|---|---|---|---|
| AIG CAT EXCESS | 0996665 | $ 5,500,000 | 11% |
| CATLIN | XSP-92189-0808 | $ 5,000,000 | 10% |
| HCC | 24-MG-08-A9262 | $ 7,500,000 | 15% |
| LONDON/NOVAE, PEMBROKE | FD0806459 | $12,000,000 | 24% |
| THE HARTFORD | FI0252161 | $10,000,000 | 20% |
| NATIONAL CASUALTY | XMO0800021 | $10,000,000 | 20% |

2. Each Participating Insurer shall be liable only for its own percentage of each covered loss, subject to its own **Limit of Liability**.
3. Each Participating Insurer shall:
   A. receive notice of any claim submitted for coverage under the Program;
   B. make its own determination of whether loss is covered under the Program; and
   C. elect whether to participate in the investigation, settlement or defense of any claim.
4. The liability of each Participating Insurer shall be several and not joint. The failure, refusal or inability of any Participating Insurer to pay covered loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurer. The **Insured** expressly retains the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

**All other terms and conditions of this Policy remain unchanged.**

AUTHORIZED REPRESENTATIVE /  DATE

# National Casualty Company

**ENDORSEMENT NO.**__________

| ATTACHED TO AND FORMING A PART OF POLICY NUMBER | ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME) | NAMED INSURED | AGENT NO. |
|---|---|---|---|
| XMO0800021 | 08/01/2008 | FIDELITY FIXED INCOME & ASSET | 31406 |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS POLICY - EXHAUSTION/REDUCTION OF UNDERLYING LIMITS

In consideration of the premium paid, it is hereby understood and agreed that Section **IV. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS,** Section **C.** is deleted in its entirety and replaced with the following:

**C.** This Policy shall only pay covered loss in the event of the reduction or exhaustion of the **Underlying Policies** by reason of actual payment by the insurers of the **Underlying Limits** for covered loss; provided, however, if the **Insured** shall pay any covered loss, then the **Company** agrees to recognize that the **Underlying Limits** are reduced or exhausted to the extent of such payments by the **Insured.** In no way shall such payment by the **Insured** constitute a waiver of any terms, conditions or exclusions of the **Underlying Policies** or this Policy. This Policy shall not drop down for any other reason, including but not limited to the existence of any sublimit in any **Underlying Policy** or the uncollectibility (in whole or in part) of any of the **Underlying Limits**; provided, however, this policy will recognize erosion of any of the **Underlying Policies** due to the existence of a sublimit.

The **Insureds** expressly retain the risk of any gap in coverage or uncollectibility and the **Company** does not in any way insure or assume such risk.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE DATE

# National Casualty Company

**ENDORSEMENT NO.** ___________

| ATTACHED TO AND FORMING A PART OF POLICY NUMBER | ENDORSEMENT EFFECTIVE DATE (12:01 A.M. STANDARD TIME) | NAMED INSURED | AGENT NO. |
|---|---|---|---|
| XMO0800021 | 08-01-08 | FIDELITY FIXED INCOME & ASSET ALLOCATION FUND (BOND) | 31406 |

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS POLICY – TIE-IN LIMITS ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that there shall be a combined Limit of Liability of $10,000,000 for all **Claims** under this Policy and all claims under policy number XMO0800020 issued by the **Company** to Fidelity Fixed Income & Asset Allocation Funds, including any policy that renews or replaces or succeeds in time either policy, which combined Limit of Liability shall be the maximum amount payable by the **Company** under all such policies.

All other terms and conditions of this Policy remain unchanged.

THE HARTFORD

**THE HARTFORD**
**UNIVERSAL EXCESS™ POLICY**

**00 DC 0252123-08**
**POLICY NUMBER**

TWIN CITY FIRE INSURANCE CO,
INDIANAPOLIS, IN 46268-0930
a stock insurance company, herein called the Insurer

Agency Code, Name & Address:
80957
AON RISK SERVICES, INC OF NY
199 WATER STREET
NEW YORK, NY 10038

**NOTICE: THIS IS A CLAIMS MADE POLICY. EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED TO LIABILITY FOR ACTS COVERED BY UNDERLYING INSURANCE (ITEM D.) FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED(S) WHILE THE POLICY IS IN FORCE. THIS POLICY DOES NOT PROVIDE FOR THE UNDERWRITERS TO DEFEND THE INSURED, AND ANY DEFENSE COSTS AND OTHER CLAIM EXPENSE COVERED UNDER THE POLICY IS PART OF AND NOT IN ADDITION TO THE LIMIT OF LIABILITY. PLEASE READ AND REVIEW THE POLICY CAREFULLY.**

**DECLARATIONS**

**ITEM A. Name of Insured:** (hereinafter called the "Insured")

FIDELITY FIXED INCOME AND ASSET
ALLOCATION FUNDS

**Address of Insured:**

82 DEVONSHIRE STREET
MAILSTOP V6D
BOSTON, MA 02109

**ITEM B. Policy Period:** From 12:01 a.m. on 8/01/08 To 12:01 a.m. on 7/01/09
(Standard Time at the address stated in Item A)

**ITEM C. LIMIT OF LIABILITY:** $10,000,000 PART OF $50,000,000
AGGREGATE EACH POLICY PERIOD, INCLUDING CLAIM EXPENSE.

**ITEM D. SCHEDULE OF UNDERLYING INSURANCE:**

(1) Primary Policy: FMR FUNDS CONCENTRIC CUSTOM POLICY

Company: AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY

Policy Number: 00-682-03-33

Limit of Liability: $15,000,000

(2) Underlying Excess Policy(ies): SEE EXCESS SUPPLEMENTARY DECLARATIONS

**ITEM E. ENDORSEMENTS EFFECTIVE AT INCEPTION:** SEE FORM GU207 (SCHEDULE OF ENDORSEMENTS)

**ITEM F. TERMINATION OF PRIOR POLICY(IES):** N/A

**ITEM G. DISCOVERY CLAUSE:**

(1) Additional Premium: [redacted]

(2) Additional Period: 12 MONTHS

**ITEM H. POLICY PERIOD PREMIUM:** [redacted]

Authorized Representative

12 | 11 | 08
Date

GU 207
(6-78)

# ENDORSEMENT

This endorsement, effective on 8/01/08 at 12:01 A.M. standard time, forms a part of

Policy No. 00 DC 0252123-08 of the TWIN CITY FIRE INSURANCE CO.

Issued to FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

David Zwiener, President

SCHEDULE OF FORMS AND ENDORSEMENTS

| | | | |
|---|---|---|---|
| | RN00N02600 | 05/93 | IN WITNESS PAGE |
| 1 | UE00H02800 | 10/04 | EXCESS SUPPLEMENTARY DECLARATIONS |
| 2 | HG00H00900 | 03/02 | MAILING ADDRESS FOR NOTICE ENDORSEMENT |
| 3 | HG00H06800 | 02/08 | CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM |
| 4 | UE00H04300 | 10/04 | EXCESS ABSOLUTE TIE-IN ENDORSEMENT |
| 5 | UE00H06600 | 12/04 | EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT |
| 6 | UE00H08201 | 12/06 | EXHAUSTION OF UNDERLYING INSURANCE |
| | HG00H00103 | 02/08 | CONFIRMATION OF ACCEPTANCE OF CERTIFIED ACTS OF TERRORISM |
| | HR00H09300 | 02/07 | PRODUCER COMPENSATION NOTICE |

**ENDORSEMENT NO:** 1

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252123-08

**issued to:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS SUPPLEMENTARY DECLARATIONS

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

**ITEM D. SCHEDULE OF UNDERLYING INSURANCE,** (2) Underlying Excess Policy(ies) of the Declarations is amended to read as follows:

(2) Underlying Excess Policy(ies):

Company: ACE AMERICAN INSURANCE COMPANY

Policy Number: DOX G23656280 001

Limit of Liability: $15,000,000 excess of $15,000,000

Company: LONDON UNDERWRITERS

Policy Number: FD0806446

Limit of Liability: $10,000,000 excess of $30,000,000

Company: ENDURANCE SPECIALTY INSURANCE LTD.

Policy Number: P001217006

Limit of Liability: $15,000,000 excess of $40,000,000

Company: FEDERAL INSURANCE COMPANY

Policy Number: 8210-5061

Limit of Liability: $10,000,000 excess of $55,000,000

All other terms and conditions remain unchanged.

David Zwiener, President

**ENDORSEMENT NO:** 1

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252123-08

**issued to:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS SUPPLEMENTARY DECLARATIONS

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

**ITEM D. SCHEDULE OF UNDERLYING INSURANCE**, (2) Underlying Excess Policy(ies) of the Declarations is amended to read as follows:

(2) Underlying Excess Policy(ies):

Company: ST. PAUL MERCURY INSURANCE COMPANY

Policy Number: 590CM3378

Limit of Liability: $15,000,000 excess of $65,000,000

Company: CONTINENTAL CASUALTY COMPANY

Policy Number: 287273571

Limit of Liability: $10,000,000 excess of $80,000,000

Company: AXIS INSURANCE COMPANY

Policy Number: MNN 74164610112008

Limit of Liability: $10,000,000 excess of $90,000,000

Company:

Policy Number:

Limit of Liability: ________ excess of ________

All other terms and conditions remain unchanged.

David Zwiener, President

# The Hartford

## UNIVERSAL EXCESS™ POLICY

### I. INSURING AGREEMENT

The Insurer designated in the Declarations (a Stock Insurance Company herein called the "Underwriters"), in consideration of the payment of the premium and in reliance upon any application, materials or information made available by or on behalf of the Insured(s) to the Underwriters during the application or proposal process, and subject to all of the terms, conditions and exclusions of this policy, agrees with the Insured(s) as follows:

The Underwriters shall provide the Insured(s) with insurance during the Policy Period which is in excess of the total limits of liability and any retention/deductible under all Underlying Insurance, as set forth in Item D of the Declarations, whether collectible or not.

### II. LIMIT OF LIABILITY

A. It is expressly agreed that liability for any loss shall attach to the Underwriters only after the Primary and Underlying Excess insurers shall have paid the full amount of their respective liability (hereinafter referred to as the "Underlying Insurance") or the Insured(s) shall have paid the full amount of such liability due to the financial insolvency of an insurer of the Underlying Insurance. The Underwriters shall then be liable to pay only such additional amounts up to the Limit of Liability set forth in Item C of the Declarations, which shall be the maximum liability of the Underwriters in each Policy Period.

B. In the event of the reduction or exhaustion of the aggregate limits of liability under the Primary and Underlying Excess Policy(ies) by reason of losses paid thereunder for claims first made while this policy is in force, this policy shall:

(1) in the event of such reduction, continue in force excess of the reduced Primary and Underlying Insurance; or

(2) in the event of exhaustion, continue in force as primary insurance, subject to the Underwriters' Limit of Liability and to the other terms, conditions and exclusions of this policy,

provided always that in the latter event this policy shall only pay excess of the retention/deductible applicable to such primary insurance as set forth in the Primary Policy, which shall be applied to any subsequent loss in the same manner specified in such primary insurance. Notice of exhaustion of Underlying Insurance shall be given the Underwriters upon such exhaustion. Nothing herein shall be construed to provide for any duty on the part of the Underwriters to defend any Insured or to pay defense or any claim expenses in addition to the Limit of Liability set forth in Item C of the Declarations.

C. If the Primary Policy contains a specific grant of coverage that is subject to a sub-limit of liability, then coverage under this policy shall not apply to any claim which is subject to such sub-limit of liability. However, any such claim shall be recognized under this policy solely for purposes of reducing or exhausting, to any extent, the Underlying Insurance.

### III. PRIMARY AND UNDERLYING INSURANCE

A. This policy is subject to the same warranties, terms, conditions, definitions, exclusions and endorsements (except as regards the premium, the amount and limits of liability, and duty to defend, and except as otherwise provided herein) as are contained in or as may be added to the Primary Policy, together with all the warranties, terms, conditions, exclusions and limitations contained in or added by endorsement to any Underlying Excess Policy(ies). In no event shall this policy grant broader coverage than is provided by the most restrictive Primary or Underlying Excess Policy(ies).

B. It is a condition precedent to this policy that the policy(ies) of the Primary and Underlying Excess Insurers shall be maintained in full effect while this policy is in force except for any reduction of the aggregate limits contained therein (as provided for in Section II., B. above).

C. Failure of the Insured to comply with the foregoing shall not invalidate this policy, but in the event of such failure, the Underwriters shall be liable only to the extent that it would have been liable had the Insured complied therewith. To the extent that any Underlying Insurance is not maintained in full effect while this policy is in force, the Insured(s) shall be deemed to be self-insured for the amount of the limit of liability of the Underlying Insurance which is not maintained as set forth above.

## IV. COSTS, CHARGES, EXPENSES AND COOPERATION

A. No costs, charges or expenses for investigation or defense of claims shall be incurred, or settlements made, without the Underwriters' written consent, such consent not to be unreasonably withheld; however, in the event of such consent being given, the Underwriters will pay, subject to the provisions of Section II., such costs, settlements, charges or expenses.

B. The Underwriters may, at their sole option, elect to participate in the investigation, settlement or defense of any claim even if the Underlying Insurance has not been exhausted. The Insured(s) shall, as a condition precedent to their rights under this policy, give to the Underwriters all information and cooperation as the Underwriters may reasonably require and shall do nothing that may prejudice the Underwriters' position or its potential or actual rights of recovery.

## V. GENERAL CONDITIONS

A. Definitions

1. Insured(s) means those individuals and/or entities insured under the Underlying Insurance.

2. Primary Policy means the policy scheduled in Item D(1) of the Declarations.

3. Underlying Excess Policy(ies) means the policy(ies) scheduled in Item D(2) of the Declarations.

4. Underlying Insurance means all those policies scheduled in Item D of the Declarations.

5. Policy Period means the period set forth in Item B of the Declarations, subject to prior cancellation pursuant to Section V. C.

B. Discovery Clause

If the Insured(s) elect and are granted a discovery period or extended reporting period under the Underlying Insurance, then the Insured(s) shall have the same ability to elect a discovery period or extended reporting period under this policy by: (i) satisfying the conditions as set forth in the Underlying Insurance; and (ii) paying the additional premium set forth in Item G(1) of the Declarations. If elected, the discovery period or extended reporting period shall be for the period of time set forth in Item G(2) of the Declarations.

C. Cancellation Clause

The Underwriter may cancel this policy for non-payment of premium by sending not less than ten (10) days notice to the Insured(s) at their last known address. The Underwriter may not otherwise cancel this policy. This policy may be cancelled by the Insured(s) in accordance with the conditions of the Underlying Insurance. If the policy shall be cancelled by the Insured(s), the Underwriters shall retain the customary short rate proportion of the premium hereon.

D. Termination of Prior Policy(ies)

The taking effect of this policy shall terminate, if not already terminated, the policy(ies) specified in Item F of the Declarations.

E. Notice

The Underwriters shall be given notice in writing as soon as practicable: (a) in the event of the cancellation or non-renewal of any Underlying Insurance; and (b) of any additional or return premiums charged or paid in connection with any Underlying Insurance.

Any changes in coverage in the Underlying Insurance or any changes in the Insured(s) that would require notice under the Underlying Insurance shall be reported to the Underwriters as soon as practicable and the Insured(s) shall, upon request, furnish the Underwriters with copies of such changes. The Underwriters shall not be subject to such changes without the Underwriter's consent, such consent not to be unreasonably withheld.

In the event any claim is made against any Insured, written notice shall be given to the Underwriters in the same manner as given to the Primary Policy at 2 Park Ave, 5th Floor, New York, NY 10016, ATTN: Hartford Financial Products Claims Division [Fax # (917) 464-5972], and otherwise pursuant to all appropriate notice provisions contained in the Underlying Insurance.

THE HARTFORD

IN WITNESS WHEREOF, the Company has caused this policy to be executed and attested, and if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Company.

**TWIN CITY FIRE INSURANCE COMPANY**
HOME OFFICE - INDIANAPOLIS, INDIANA
ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT
(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)

Brian S. Becker, Secretary

David Zwiener, President

RN 00 N026 00 0593
ILBP 83 01 05 89 RN
00 DC 0252123-08 8/01/08

**THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.**

| | |
|---|---|
| ENDORSEMENT NO.: | 2 |
| This endorsement effective on at 12:01 A.M. standard time | 8/01/08 |
| Forms part of Policy Number: | 00 DC 0252123-08 |
| Issued to: | FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS |
| By: | TWIN CITY FIRE INSURANCE CO. |

## MAILING ADDRESS FOR NOTICE ENDORSEMENT

### I. Notice of Claim or Wrongful Act

A. It is hereby understood and agreed that a notice of any claim or wrongful act shall be given in writing to the following:

*THE HARTFORD*
*CLAIMS DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

*FACSIMILE: (212) 277-0915*

B. It is hereby understood and agreed that where it is stated in the policy or declarations page that a notice of any claim or wrongful act shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted in its entirety and replaced with the following:

Notice of any claim or wrongful act shall be given in writing to the following:

*THE HARTFORD*
*CLAIMS DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

*FACSIMILE: (212) 277-0915*

**II. <u>All Other Notices</u>**

A. **All notices for a claim or wrongful act must be mailed to the address as specified above in Item (I) of this endorsement.**

B. It is hereby understood and agreed that all notices, except for a notice of claim or wrongful act, shall be given in writing to the following:

*THE HARTFORD*
*COMPLIANCE DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

C. With the exception of notice of a claim or wrongful act, it is hereby understood and agreed that where it is stated in the policy or declarations page that a notice shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted in its entirety and replaced with the following:

All notices, except for a notice of claim or wrongful act, shall be given in writing to the following:

*THE HARTFORD*
*COMPLIANCE DEPARTMENT*
*HARTFORD FINANCIAL PRODUCTS*
*2 PARK AVENUE*
*5TH FLOOR*
*NEW YORK, NEW YORK 10016*

All other terms and conditions of the policy remain unchanged.

**ENDORSEMENT NO: 3**

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252123-08

**issued to:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM

This endorsement modifies insurance provided under all lines of insurance in this policy subject to the Terrorism Risk Insurance Act.

**A. Disclosure Of Federal Participation In Payment Of Terrorism Losses**

The United States Department of the Treasury will pay a share of terrorism losses insured under the federal program. The federal share equals 85% of that portion of such insured losses that exceed the applicable insurer deductible. However, if aggregate insured losses attributable to "certified acts of terrorism" under the Terrorism Risk Insurance Act, as amended (TRIA), exceed $100 billion in a Program Year (January 1 through December 31), the Treasury shall not make any payment for any portion of such losses that exceeds $100 billion.

**B. Cap On Certified Terrorism Losses**

A "certified act of terrorism" means any act that is certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism. The criteria contained in TRIA, for a "certified act of terrorism" include the following:

1. The act resulted in insured losses in excess of $5 million in the aggregate, attributable to all types of insurance subject to TRIA; and
2. The act resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of an United States mission; and
3. The act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

If aggregate insured losses attributable to "certified acts of terrorism" under TRIA, exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible under TRIA, we shall not be liable for the payment of any portion of such losses that exceeds $100 billion, and in such case insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

**C. Application Of Other Exclusions**

The terms and limitations of any terrorism exclusion, or the inapplicability or omission of a terrorism exclusion, do not serve to create coverage for any loss which would otherwise be excluded under this Coverage Part or Policy, such as losses excluded by the Nuclear Hazard Exclusion, War Exclusion or the War And Military Action Exclusion.

All other terms and conditions remain unchanged.

David Zwiener, President

**ENDORSEMENT NO:** 4

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252123-08

**issued to:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS ABSOLUTE TIE-IN ENDORSEMENT

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

Notwithstanding the amount specified in ITEM C. LIMIT OF LIABILITY of the Declarations, it is agreed that the maximum combined Limit of Liability for this policy 00 DC 0252123-08 and policy No. FI 0252157 shall be $10,000,000.

All other terms and conditions remain unchanged.

David Zwiener, President

**ENDORSEMENT NO:** 5

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252123-08

**issued to:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT

This endorsement modifies insurance provided under the following:

UNIVERSAL EXCESS POLICY

1. This policy is part of a quota share participation arrangement between the Participating Insurance Company(ies) and the Insured (the "Program") which provides a $50,000,000 Limit of Liability excess of the Underlying Insurance and consists of the following:

| Participating Insurer | Participating Insurance Policy No. | Participating Insurer's Limit of Liability | Participating Insurer's Percentage |
|---|---|---|---|
| TWIN CITY FIRE INSURANCE COMPANY | 00 DC 0252123-08 | 10,000,000 | 20% |
| CATLIN SPECIALTY INSURANCE COMPANY | XSP-92189-08-08 | 5,000,000 | 10% |
| HOUSTON CASUALTY COMPANY | 24-MG08-A9261 | 7,500,000 | 15% |
| NATIONAL CASUALTY COMPANY | XMO 0800020 | 10,000,000 | 20% |
| LONDON UNDERWRITERS | FD0806458 | 12,000,000 | 24% |
| AIG EXCESS LIABILITY INSURANCE LTD. | 0996663 | 5,500,000 | 11% |

2. Each Participating Insurance Company shall be liable only for its own percentage of each covered loss, subject to its own limit of liability.

3. Each Participating Insurance Company shall:

   A. receive notice of any claim submitted for coverage under the Program;

   B. make its own determination of whether loss is covered under the Program; and

   C. elect whether to participate in the investigation, settlement or defense of any claim.

4. The liability of each Participating Insurance Company shall be several and not joint. The failure, refusal or inability of any Participating Insurance Company to pay covered loss, including, without limitation, an inability based upon insolvency, shall not increase or otherwise affect the liability of any other Participating Insurance Company.

All other terms and conditions remain unchanged.

David Zwiener, President

**ENDORSEMENT NO:** 6

**This endorsement, effective 12:01 am,** 8/01/08 **forms part of policy number** 00 DC 0252123-08

**issued to:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**by:** TWIN CITY FIRE INSURANCE CO.

## THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

## EXHAUSTION OF UNDERLYING INSURANCE

This endorsement modifies insurance provided under:

**UNIVERSAL EXCESS POLICY**

Section **II. LIMIT OF LIABILITY,** A., is deleted and replaced by the following:

A. It is expressly agreed that liability for any covered Loss shall attach to the Underwriters only after the Primary and Underlying Excess insurers or the Insured shall have paid the full amount of their respective liability for such covered Loss. If the Insured shall pay, in the applicable legal currency, any such covered Loss, then the Underwriters shall recognize such payment for the depletion of the respective limits of liability of the Underlying Insurance. In no way shall such payment by the Insured constitute a waiver of any terms, conditions or exclusions of the Underlying Insurance or this policy. The Underwriters shall then be liable to pay only such additional amounts up to the Limit of Liability set forth in Item C of the Declarations, which shall be the maximum liability of the Underwriters in each Policy Period.

All other terms and conditions remain unchanged.

David Zwiener, President

**Named Insured:** FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

**Policy Number:** 00 DC 0252123-08

**Effective Date:** 8/01/08

**Insurer:** TWIN CITY FIRE INSURANCE CO.

## DISCLOSURE PURSUANT TO TERRORISM RISK INSURANCE ACT

## CONFIRMATION OF ACCEPTANCE OF CERTIFIED ACTS OF TERRORISM

We previously notified you that in accordance with the federal Terrorism Risk Insurance Act, as amended (TRIA), we must make "certified acts of terrorism" coverage available in the policies we offer.

"Certified act of terrorism" means an act that is certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism. The criteria contained in TRIA for "certified act of terrorism" include the following:

1. The act resulted in insured losses in excess of $5 million in the aggregate, attributable to all types of insurance subject to TRIA; and

2. The act resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of an United States mission; and

3. The act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals acting as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Any coverage for terrorist acts certified under TRIA made available in our policies is partially reinsured by the United States Department of the Treasury under a formula established by the Act. Under this formula, the federal share equals 85% of that portion of such insured losses that exceeds the applicable insurer deductible. However, if aggregate insured losses attributable to terrorist acts certified under TRIA exceed $100 billion in a Program Year (January 1 through December 31) the Treasury will not make any payment for any portion of the amount of such losses that exceeds $100 billion.

If aggregate insured losses attributable to terrorist acts certified under TRIA exceed $100 billion in a Program Year (January 1 through December 31) and we have met our insurer deductible, we shall not be liable for the payment of any portion of the amount of such losses that exceeds $100 billion and, in such case, insured losses up to that amount are subject to pro rata allocation in accordance with procedures established by the Secretary of the Treasury.

At that time we advised you that you will not be required to pay a premium for "certified acts of terrorism" coverage at this time. As a result of our notification, you have accepted "certified acts of terrorism" coverage. If, upon renewal of your policy, a premium is going to be charged for "certified acts of terrorism" coverage, we will provide you with notification of what that premium will be.

By accepting coverage for "certified acts of terrorism", we reserve the right to exclude coverage for losses that are not eligible for federal reinsurance under the Act.

**Producer Compensation Notice**

THE HARTFORD

You can review and obtain information on The Hartford's producer compensation practices at www.thehartford.com or at 1-800-592-5717.